Exhibit 4(f)(148)

U.S. $75,000,000

Loan and Security Agreement

Dated as of August 19, 2011

among

CAC Warehouse Funding LLC IV,

as the Borrower,

Credit Acceptance Corporation,

as the Servicer and Custodian,

BMO Capital Markets Corp.,

as the Deal Agent,

Bank of Montreal,

as the Lender and the Collateral Agent,

and

Wells Fargo Bank, National Association,

as the Backup Servicer

Exhibits

Exhibit A — Form of Funding Notice
Exhibit B — Form of Monthly Report
Exhibit C — Reserved
Exhibit D — Form of Officer’s Certificate as to Solvency
Exhibit E — Form of Take-Out Release
Exhibit F — Form of Contribution Agreement
Exhibit G — Form of Variable Funding Note
Exhibit H — Form of Dealer Agreement
Exhibit I — Forms of Contracts
Exhibit J — Form of Purchase Agreement

Schedules

Schedule I — Condition Precedent Documents
Schedule II — Credit Guidelines and Collection Guidelines
Schedule III — Tradenames, Fictitious Names and “Doing Business As” Names
Schedule IV — Location of Records and Contract Files
Schedule V — List of Loans, Contracts, Dealer Agreements and Pools
Schedule VI — Forecasted Collections

This Loan and Security Agreement (the “Agreement”) is made as of August 19, 2011 among:

(1)CAC Warehouse Funding LLC IV, a Delaware limited liability company, (the “Borrower”);

(2)Credit Acceptance Corporation, a Michigan corporation, (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”);

(3)Bank of Montreal, acting through its Chicago Branch (the “Lender”);

(4)BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”);

(5)Bank of Montreal, acting through its Chicago Branch (the “Collateral Agent”); and

(6)Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).

Whereas, Borrower desires that the Lender extend financing to Borrower on the terms and conditions set forth herein;

Whereas, the Lender is willing to provide such financing on the terms and conditions set forth in this Agreement; and

Whereas, each of the Servicer, the Custodian, the Deal Agent, the Collateral Agent and the Backup Servicer has been requested and is willing to act in certain capacities in accordance with the terms hereof.

It Is Agreed as follows:

Article I

Definitions

Section 1.1. Certain Defined Terms.  (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b)As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“Addition Date”: (a) With respect to any open Pool, the date on which any additional Dealer Loans are added to such Pool.

(b)With respect to any Purchased Loan, the date on which such Purchased Loan is contributed by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.

“Additional Amount”: Defined in Section 2.11.

“Additional Cut-Off Date”: Each date on and after which Collections on an Additional Loan are to be transferred to the Collateral.

“Additional Loans”: All Loans that become part of the Collateral after the Initial Funding.

“Additional Principal Payment Amount”: With respect to any Payment Date during the Amortization Period, the lesser of (i) the Aggregate Loan Amount as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Collections remaining after distribution of amounts described in Section 2.6(a)(i) through (vii).

“Adjusted LIBOR”: For any Funding of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR=                      LIBOR
1 - Eurodollar Reserve Percentage

“Affected Party”: Each of the Lender, any assignee or participant of the Lender, BMO Capital Markets, any successor to BMO Capital Markets as Deal Agent, or any sub-agent of the Deal Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Account”: An account at BMO Harris Bank N.A. in the name of the Deal Agent or at such other account as may be designated by the Deal Agent from time to time.

“Aggregate Loan Amount”: On any date of determination, the aggregate principal amount of all Revolving Loans outstanding hereunder.

“Aggregate Outstanding Eligible Loan Balance”: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day.

“Aggregate Outstanding Eligible Loan Net Balance”: On any date of determination, the Aggregate Outstanding Eligible Loan Balance less the related Loan Loss Reserves at the end of the most recent Collection Period.

“Aggregate Unpaids”: At any time, an amount, equal to the sum of all accrued and unpaid Aggregate Loan Amount, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or under any other Transaction Document or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees due to the Backup Servicer, both before and after the Assumption Date.

“Amortization Event”: The occurrence of any of the following events: (i) on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which the Payment Rate was calculated is less than 5.0%; (ii) on any Determination Date, the average Net Yield Percentage for the preceding three (3) Collection Periods with respect to which Net Yield Percentage was calculated is less than 2.0%; (iii) on any Quarterly Determination Date, the Loss Rate for the preceding calendar quarter (or such portion thereof with respect to which the Loss Rate was calculated), is greater than 4.0%; (iv) a Reserve Advance is made, except if on the date of such Reserve Advance, the Aggregate Loan Amount is zero; (v) Collections are less than 80.0% of Forecasted Collections for any two (2) consecutive Collection Periods; (vi) on any Payment Date, the Weighted Average Spread Rate is less than 16.5% or (vii) the Commitment Termination Date.

“Amortization Period”: The period beginning on the earlier of:  (i) the occurrence of an Amortization Event and (ii) the occurrence or declaration of the Termination Date, and ending on the Collection Date.

“Applicable Law”: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any Court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Assumption Date”: Defined in the Backup Servicing Agreement.

“Available Funds”: With respect to any Payment Date:  (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.6(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof during or with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.13 hereof; and (v) all amounts paid under any Dealer Agreement.

“Backup Servicer”: Wells Fargo or any Person designated as a successor backup servicer following Wells Fargo’s removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement.

“Backup Servicing Agreement”: The Backup Servicing Agreement, dated as of August 19, 2011, among Wells Fargo, the Servicer, the Deal Agent, the Collateral Agent, the Lender and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Backup Servicing Fee”: The fee payable by the Borrower to the Backup Servicer pursuant to the Backup Servicing Agreement and Section 7.3 hereof.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, the rate per annum equal to the greatest of:  (a) the rate of interest announced or otherwise established by the Lender from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Lender’s best or lowest rate), (b) the sum of (i) the rate determined by the Lender to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Lender at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Lender for sale to the Lender at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 2.00%, and (c) the LIBOR Quoted Rate for such day.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“Base Rate Loan”:  Any Revolving Loan which bears interest at the Base Rate.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“BMO”: Bank of Montreal, acting through its Chicago Branch.

“BMO Capital Markets”: BMO Capital Markets Corp., a Delaware corporation.

“Borrower”: CAC Warehouse Funding LLC IV, a Delaware limited liability company.

“Borrowing Base”: On any date of determination, (a) the product of (i) the Aggregate Outstanding Eligible Loan Net Balance and (ii) the Net Advance Rate, minus (b) the Excess Defaulted Contract Amount, minus (c) the Overconcentration Loan Amount.

“Breakage Costs”: Any amount or amounts as shall compensate the Lender for any loss, cost or expense incurred by the Lender (as determined by the Lender in such Person’s sole discretion) as a result of a prepayment by the Borrower of Revolving Loans or Interest.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Detroit, Michigan, Minneapolis, Minnesota, Chicago, or Illinois, and (b) if the term “Business Day” is used in connection with the determination of the Adjusted LIBOR, dealings in United States dollar deposits are carried on in the London interbank market.

“Capped Servicing Fee”: With respect to any Collection Period when the Backup Servicer has become the Servicer, the greater of (x) an amount equal to the product of (i) 10.00% and (ii) Collections received during such Collection Period (exclusive of amounts received under any Hedging Agreement) and (y) $5,000.

“Carrying Costs”: With respect to any Payment Date, the sum of amounts payable under Section 2.6(a)(v)(A)-(C).

“Cash Advance Loss”: For all Dealers with Dealer Loans constituting Collateral, the amount, if any, by which Credit Acceptance’s original cash advance to such Dealer for Dealer Loans and all of such Dealer’s other dealer loans from Credit Acceptance that are not pledged hereunder exceeds 80% of the aggregate amount of (i) all forecasted collections on such Dealer Loans and (ii) all forecasted collections on such other dealer loans that are not pledged hereunder.

“Certificate of Title” means, with regard to each Financed Vehicle (i) the original certificate of title relating thereto, or copies of correspondence and application made in accordance with applicable law to the appropriate state title registration agency, and all enclosures thereto, for issuance of its original certificate of title or (ii) if the appropriate state title registration agency issues a letter or other form of evidence of Lien in lieu of a certificate of title, the original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.

“Change-in-Control”: Any of the following:

(a)the creation or imposition of any Lien on any shares of capital stock of the Borrower; or

(b)the failure by Originator to own all of the issued and outstanding capital stock of the Borrower.

“Change in Law”: shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by any Affected Party (or, by any such Affected Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices, in each case, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date”: August 19, 2011.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: Defined in Section 2.2(a).

“Collateral Agent”: BMO, and its successors and assigns.

“Collection Account”: Defined in Section 6.7(a).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Guidelines”: With respect to Credit Acceptance, the policies and procedures of the Servicer, attached hereto as Schedule II, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty trucks, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, and with respect to the Backup Servicer, as Successor Servicer, the servicing policies and procedures set forth in the Backup Servicing Agreement.

“Collection Period”: Each calendar month, except in the case of the first Collection Period, the period beginning on the Cut-Off Date to and including the last day of the calendar month in which the Funding Date occurs.

“Collections”: All payments (including Recoveries, credit-related insurance proceeds and proceeds of Related Security and so long as Credit Acceptance is the Servicer, excluding certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements) received by the Servicer, Credit Acceptance or the Borrower on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements and all net amounts received under any Hedging Agreement and net of Dealer Collections.

“Commitment”: The commitment of the Lender to make Revolving Loans to the Borrower in an amount not to exceed $75,000,000.

“Commitment Termination Date”: February 19, 2014.

“Contract”: Any Dealer Loan Contract or Purchased Loan Contract.

“Contract Files”: With respect to each Contract, the fully executed original counterpart (for UCC purposes) of the Contract, either a copy of the application to the appropriate state authorities for a Certificate of Title with respect to the related financed vehicle or a standard assurance in the form commonly used in the industry relating to the provision of a Certificate of Title or other evidence of lien, all original instruments modifying the terms and conditions of such Contract and the original endorsements or assignments of such Contract.

“Contractual Obligation”: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Contribution Agreement”: The Sale and Contribution Agreement, dated as of the date hereof, substantially in the form of Exhibit F hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Acceptance”: Credit Acceptance Corporation, a Michigan corporation, and its successors and permitted assigns.

“Credit Acceptance Payment Account”: The clearinghouse account number xxxxxx5068 maintained by Credit Acceptance or any Successor Servicer, as applicable, at Comerica Bank, where payments received in respect of all loans and contracts are deposited or paid.

“Credit Agreement”: The Fifth Amended and Restated Credit Agreement, dated as of June 17, 2011 among Credit Acceptance, Comerica Bank, as Administrative Agent and Collateral Agent and the banks signatory thereto; provided, however, to the extent the Credit Agreement is amended or terminated after the Closing Date, references to the Credit Agreement shall refer to the Credit Agreement on the Closing Date unless otherwise consented to by the Deal Agent, which consent shall not be unreasonably withheld or delayed.

“Credit Guidelines”: The policies and procedures of Credit Acceptance, relating to the extension of credit to automobile and light-duty truck dealers and consumers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies and procedures for determining the creditworthiness of such dealers and consumers and, relating to this extension of credit to such dealers and consumers, the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, attached hereto as Schedule II.

“Custodian”: Credit Acceptance, or any person appointed as Custodian pursuant to Section 6.2(d).

“Cut-Off Date”: With respect to the Initial Funding, July 31, 2011, and with respect to each Incremental Funding, the related Additional Cut-Off Date.

“Date of Processing”: With respect to any transaction relating to a Loan or a Contract, the date on which such transaction is first recorded on the Servicer’s master servicing file (without regard to the effective date of such recordation).

“Deal Agent”: Defined in the preamble of the Agreement.

“Dealer”: Any new or used automobile and/or light-duty truck dealer who has entered into a Dealer Agreement or a Purchase Agreement with Credit Acceptance.

“Dealer Agreement”: Each agreement between Credit Acceptance and any Dealer, in substantially the forms attached hereto as Exhibit H.

“Dealer Collections”: Defined in Section 2.7(d).

“Dealer Concentration Limit”: With respect to any Dealer, an amount equal to, in the case of Dealer Loans related to any Dealer, 4.0% of the aggregate Net Loan Balance of Dealer Loans, on the Funding Date.

“Dealer Loan”: All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges; provided, however, that the term “Dealer Loan” shall, for the purposes of this Agreement, include only those Dealer Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith.

“Dealer Loan Contract”: Each retail installment sales contract, in substantially one of the forms attached hereto as Exhibit I, relating to the sale of a used automobile or light-duty truck originated by a Dealer and in which Credit Acceptance shall have been granted a security interest and shall have acquired certain other rights under a related Dealer Agreement to secure the related dealer’s obligation to repay one or more related Dealer Loans.

“Default Rate”: As defined in the Fee Letter.

“Defaulted Contract”: A Contract shall be deemed a Defaulted Contract no later than the earlier of (x) the day it becomes 90 days delinquent, based on the date the last payment thereon was received by the Servicer and (y) the day on which an auction check is posted to the relevant account.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The fourth (4th) Business Day prior to the related Payment Date.

“Eligible Assignee”: shall mean (a) an Affiliate of the Lender; (b) any Person (other than a natural person) that is engaged in the business of making, purchasing, holding or otherwise investing in commercial revolving loans in the ordinary course of its business, provided that such Person is administered or managed by the Lender, an Affiliate of the Lender or an entity or Affiliate of an entity that administers or manages the Lender; or (c) any other Person (other than a natural person) approved by the (i) Deal Agent and (ii) unless an Event of Default has occurred and is continuing or such assignment is to any Federal Reserve Bank, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Contract”: Each Eligible Dealer Loan Contract and each Eligible Purchased Loan Contract.

“Eligible Dealer Agreement”: Each Dealer Agreement:

(a)which was originated by the Originator in compliance with all applicable requirements of law and which complies with all applicable requirements of law;

(b)with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, Credit Acceptance or by the Servicer in connection with the origination of such Dealer Agreement or the execution, delivery and performance by the Borrower, Credit Acceptance or by the Servicer of such Dealer Agreement have been duly obtained, effected or given and are in full force and effect;

(c)as to which at the time of the transfer of rights thereunder to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;

(d)the Borrower’s rights under which have been the subject of a valid grant by the Borrower of a first priority perfected security interest in such rights and in the proceeds thereof in favor of the Collateral Agent;

(e)which will at all times be the legal, valid and binding obligation of the Dealer party thereto (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Dealer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(f)which constitutes either a “general intangible” or “tangible chattel paper” under and as defined in Article 9 of the UCC;

(g)which, at the time of the pledge of the rights to payment thereunder to the Collateral Agent and the Secured Parties, no right to payment thereunder has been waived or modified;

(h)which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;

(i)as to which Credit Acceptance, the Servicer and the Borrower have satisfied all obligations to be fulfilled at the time the rights to payment thereunder are pledged to the Collateral Agent and the Secured Parties;

(j)as to which the related Dealer has not asserted that such agreement is void or unenforceable;

(k)as to which the related Dealer is not bankrupt or insolvent;

(l)as to which the related Dealer is not an Affiliate of or an executive of Credit Acceptance or an Affiliate of Credit Acceptance;

(m)as to which the related Dealer is located in the United States; and

(n)as to which none of Credit Acceptance, the Servicer or the Borrower has done anything, at the time of its pledge to the Collateral Agent and Secured Parties, to impair the rights of the Collateral Agent and Secured Parties therein.

“Eligible Dealer Loan Contract”: Each Dealer Loan Contract which at the time of its pledge by the applicable Dealer to the Originator, satisfied the requirements for “Qualifying Receivable” set forth in the related Dealer Agreement.

“Eligible Dealer Loans”: Each Dealer Loan, at the time of its transfer to the Borrower under the Contribution Agreement:

(a)which has arisen under a Dealer Agreement that, on the day the Dealer Loan was created, qualified as an Eligible Dealer Agreement;

(b)which was created in compliance with all applicable requirements of law and pursuant to an Eligible Dealer Agreement which complies with all applicable requirements of law;

(c)with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the creation of such Dealer Loan or the execution, delivery and performance by the Borrower, of the related Eligible Dealer Agreement have been duly obtained, effected or given and are in full force and effect;

(d)as to which at the time of the pledge of such Dealer Loan to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;

(e)as to which a valid first priority perfected security interest in such Dealer Loan, related security and in the Proceeds thereof has been granted by the Originator in favor of the Borrower and by the Borrower in favor of the Collateral Agent;

(f)which will at all times be the legal, valid and binding payment obligation of the Obligor thereof (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(g)which constitutes a “general intangible” under and as defined in Article 9 of the UCC as in effect in the Relevant UCC State;

(h)which is denominated and payable in United States dollars and which was originated in the United States;

(i)which, at the time of its pledge to the Collateral Agent and the Secured Parties, has not been waived or modified;

(j)which is not subject to any right of rescission (subject to the rights of the related Dealer to repay the outstanding balance of the Dealer Loan and terminate the related Dealer Agreement), setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;

(k)as to which Credit Acceptance, the Servicer and the Borrower have satisfied all obligations to be fulfilled at the time it is pledged to the Collateral Agent and the Secured Parties;

(l)as to which the related Dealer has not asserted that the related Dealer Agreement is void or unenforceable;

(m)as to which the related Dealer is not bankrupt or insolvent;

(n)as to which none of Credit Acceptance, the Servicer or the Borrower has done anything, at the time of its pledge to the Collateral Agent and the Secured Parties, to impair the rights of the Collateral Agent and the Secured Parties; and

(o)the proceeds of which were used to finance the purchases of new or used automobiles and/or light-duty trucks and related products.

“Eligible Loans”: The Eligible Dealer Loans and Eligible Purchased Loans.

“Eligible Purchased Loan Contract”: Each Purchased Loan Contract which at the time of its purchase from the applicable Dealer by the Originator, evidenced an Eligible Purchased Loan.

“Eligible Purchased Loans”: Each Purchased Loan, at the time of its transfer to the Borrower under the Contribution Agreement:

(a)which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy;

(b)which creates a valid, subsisting, and enforceable first priority security interest for the benefit of the Originator in the Financed Vehicle, which security interest has been, in turn, assigned by the Originator to the Borrower, and by the Borrower to the Collateral Agent;

(c)which contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security;

(d)which provides for, in the event that such Purchased Loan is prepaid in full, a prepayment that fully pays the Outstanding Balance of such Purchased Loan (net of all rebates for the unused portion of any ancillary products and net of all unearned finance charges);

(e)which was created in material compliance with all applicable requirements of law;

(f)which will at all times be the legal, valid and binding payment obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(g)which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;

(h)the Obligor thereon is not the United States, any State or any agency, department, or instrumentality of the United States or any State;

(i)the Obligor thereon is a natural person;

(j)with respect to which, to the best of the Originator’s knowledge, no liens or claims have been filed for work, labor, materials, taxes or liens that arise out of operation of law relating to the applicable Financed Vehicle that are prior to, or equal with, the security interest in the Financed Vehicle granted by the related Purchased Loan Contract;

(k)with respect to which, to the best of the Originator’s knowledge, there was no material misrepresentation by the Obligor thereon on such Obligor’s credit application;

(l)which has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Purchased Loan under this Agreement or pursuant to the transfer of the related Purchased Loan Contract shall be unlawful, void or voidable;

(m)which (i) constitutes either “tangible chattel paper” or a “payment intangible,” each as defined in the UCC in the relevant State and (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Collateral Agent has consented in writing to such chattel paper being maintained in another form or medium;

(n)which is payable in U.S. Dollars and the Obligor thereon is an individual who is a United States resident;

(o)which satisfies in all material respects the requirements under the Credit Guidelines;

(p)with respect to which the collection practices used with respect thereto have complied in all material respects with the Collection Guidelines;

(q)with respect to which there are no proceedings pending, or to the best of the Originator’s knowledge, threatened, wherein the Obligor thereon or any governmental agency has alleged that such Purchased Loan is illegal or unenforceable;

(r)with respect to which the Originator has duly fulfilled all obligations to be fulfilled on the lender’s part under or in connection with the origination, acquisition and assignment of such Purchased Loan, including, without limitation, giving any notices or consents necessary to effect the acquisition of such Purchased Loan by the Borrower, and has done nothing to impair the rights of the Borrower, or the Secured Parties in payments with respect thereto;

(s)which was purchased by the Originator from a Dealer pursuant to a Purchase Agreement;

(t)with respect to which the Dealer from whom the Originator purchased such Purchased Loan has not engaged in any conduct constituting fraud or misrepresentation with respect to such Purchased Loan;

(u)with respect to which, at the time such Purchased Loan was originated the proceeds thereof were fully disbursed and there is no requirement for future advances thereunder, and all fees and expenses in connection with the origination of such Purchased Loan have been paid;

(v)with respect to which the Servicer holds the Certificate of Title or the application for a Certificate of Title for the related Financed Vehicles as of the date on which the related Purchased Loan Contract is transferred to the Borrower and will obtain within 180 days of such date the Certificate of Title with respect to such Financed Vehicle as to which the Servicer holds only such application; and

(w)with respect to which the related Purchased Loan Contract has not been extended or rewritten and is not subject to any forbearance, or any other modified payment plan other than in accordance with the Credit Guidelines.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain the Funding, (b) a determination by the Lender that the rate at which deposits of United States dollars are being offered to the Lender in the London interbank market does not accurately reflect the cost to the Lender of making, funding or maintaining the Eurodollar Loans or (c) the inability of the Lender to obtain United States dollars in the London interbank market to make, fund or maintain the Eurodollar Loans.

“Eurodollar Loan”:  Any Revolving Loan which bears interest at the Adjusted LIBOR.

“Eurodollar Reserve Percentage”: The maximum reserve percentage applicable to the Lender, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Revolving Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Excess Defaulted Contract Amount”: On any date of determination, the amount, if any, by which (a) the product of (i) the Net Advance Rate and (ii) the Aggregate Outstanding Eligible Loan Net Balance as of such date, exceeds (b) the product of (i) 50% and (ii) the Outstanding Balance of Eligible Contracts as of such date minus the Outstanding Balance of Defaulted Contracts as of such date.

“Excess Reserve Amount”: With respect to any Payment Date, the excess, if any, of the amount on deposit in the Reserve Account over the Required Reserve Account Amount.

“Excluded Dealer Agreement Rights”: With respect to any Dealer Agreement, the rights of Credit Acceptance thereunder related to loans made to the related Dealer which are not Dealer Loans pledged by the Borrower to the Collateral Agent hereunder, including rights of set-off and rights of indemnification, related to such Dealer Loans.

“Fee Letter”: The Fee Letter, dated as of the date hereof, among the Borrower, the Servicer, the Deal Agent and the Lender, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Financed Vehicle”: With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing the related Obligor’s indebtedness thereunder.

“Forecasted Collections”: The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which shall be submitted to the Deal Agent with each Funding Notice related to a proposed Revolving Loan when new Pools are pledged to the Collateral Agent or in accordance with Section 2.13(a)(vii) or Section 6.5(f).

“Funding”: An advance of a Revolving Loan by the Lender pursuant to Section 2.1 and Section 2.3 hereof.

“Funding Date”: In the case of the Initial Funding, and as to any Incremental Funding, the date set forth in each Funding Notice delivered to the Deal Agent in accordance with Section 2.3 hereof.

“Funding Notice”: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.3 hereof.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Hedge Breakage Costs”: For any Hedging Agreement, any amount payable by the Borrower for the early termination of such Hedging Agreement or any portion thereof.

“Hedge Costs”: For any Hedging Agreement, any amount payable by the Borrower with respect thereto, including any swap payments, any breakage payments, any termination payments, any notional reduction payments and any other amounts due to the Hedge Counterparty.

“Hedge Counterparty”:  Initially on the Closing Date, BMO, and thereafter, any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Collateral Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required).

“Hedge Transaction”: Each interest rate swap or other interest rate protection transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3 hereof and is governed by a Hedging Agreement.

“Hedging Agreement”: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3 hereof, as shall be reviewed and approved by the Deal Agent, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction, provided, however, that for the avoidance of doubt no ISDA Master Agreement shall be required for any interest rate cap transaction.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.10.

“Incremental Funding”: Any Revolving Loan made after the Initial Funding that increases the Aggregate Loan Amount hereunder.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 10.1(a).

“Indemnified Parties”: Defined in Section 10.1(a).

“Independent Director”: Defined in Section 5.2(n)(xxvii).

“Ineligible Contract”: Each contract other than an Eligible Contract.

“Ineligible Loan”: Each Loan other than an Eligible Loan.

“Initial Funding”: Defined in Section 2.3(a).

“Insolvency Event”: With respect to a specified Person, (a) (i) the entry of an order for relief against such Person in an involuntary case under any applicable Insolvency Law or (ii) the filing of any proceeding by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the ordering by such court of the winding-up or liquidation of such Person’s affairs, and such proceeding, appointment or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of August 19, 2011, among the Wells Fargo Bank, National Association, as Indenture Trustee, Credit Acceptance, CAC Warehouse Funding Corporation II, CAC Warehouse Funding III, LLC, Credit Acceptance Funding LLC 2009-1, Credit Acceptance Auto Loan Trust 2009-1, the Credit Acceptance Funding LLC 2010-1, the Credit Acceptance Auto Loan Trust 2010-1, Wells Fargo Securities, LLC (as successor to Wachovia Capital Markets, LLC), as deal agent under the securitization documents relating to CAC Warehouse Funding Corporation II, Wells Fargo Bank, National Association, as indenture trustee and trust collateral agent under the securitization documents relating to Credit Acceptance Auto Loan Trust 2009-1 and Credit Acceptance Auto Loan Trust 2010-1, Comerica Bank, as agent under the Credit Agreement, Fifth Third Bank, as agent under the securitization documents relating to CAC Warehouse Funding III, LLC, CAC Warehouse Funding LLC IV, Bank of Montreal, as lender and collateral agent under the securitization documents relating to CAC Warehouse Funding LLC IV, Bank of Montreal, as collateral agent under the securitization documents relating to CAC Warehouse Funding LLC IV and each other Person who becomes a party thereto after the date thereof.

“Interest”: With respect to the Lender and the Aggregate Loan Amount, with respect to any Interest Period, the sum (for each day during such Interest Period) of:

( IR x BRL x	1 )	+	( IR x EL x	1 )
	360			360

where:

BRL=the aggregate outstanding principal amount of Base Rate Loans of the Lender;

EL=the aggregate outstanding principal amount of Eurodollar Loans of the Lender

and

IR=the Interest Rate for the Lender applicable on such day for each Revolving Loan;

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Period”: For any Payment Date, the most recently ended calendar month, except (i) in the case of the first Payment Date, the period beginning on the Closing Date to and including the last day of the calendar month in which the Closing Date occurs, and (ii) in the case of any Funding that does not occur on a Payment Date, the period beginning on the date of such Funding to and including the last day of the calendar month in which the Funding occurs.

“Interest Rate”: For any Interest Period and for the aggregate outstanding principal amount of the Revolving Loans allocated to such Interest Period:

(a)a rate equal to the Base Rate for Base Rate Loans or the Adjusted LIBOR for Eurodollar Loans; or

(b)after the occurrence of an Amortization Event or a Termination Event, the Default Rate.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Collateral pursuant to the Contribution Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Late Fees”: If the Backup Servicer has become the Successor Servicer, any late fees collected with respect to any Contract in accordance with the Collection Guidelines.

“Lender”: BMO and its permitted successors and assigns.

“LIBOR”: means, for an Interest Period for a Funding of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Lender for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Funding.

“LIBOR Index Rate”: means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to one-month, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page”: means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Lien”: With respect to any Loan, Dealer Agreement or Contract, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than any tax liens, mechanics’ liens, liens of collection attorneys or agents collecting the property subject to such tax lien or mechanics’ lien and any liens which attach thereto by operation of law).

“Loan”: Any Dealer Loan or Purchased Loan.

“Loan Loss Reserve”: The loan loss reserve, calculated in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission which shall be equal to the amount that reduces the net asset value to the discounted value of forecasted future cash flows discounted at (i) for “impaired Pools”, the interest rate established at inception of the Loans, and (ii) for Pools that are not impaired, the current forecasted interest rate, at the end of the most recent Collection Period (it being understood that a Pool is an “impaired Pool” if the current forecasted cash flows are less than estimated/forecasted cash flows at inception).

“Loss Rate”: With respect to each Quarterly Determination Date during the Revolving Period, for all Dealers with Dealer Loans constituting Collateral, the ratio (expressed as a percentage) at any time the same is to be determined, where (i) the numerator of which is equal to the Cash Advance Loss at such time, if any, and (ii) the denominator of which is equal to the sum of Credit Acceptance’s original cash advances for all Dealer Loans and all of its other dealer loans not pledged hereunder at such time.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Deal Agent, the Collateral Agent or Secured Parties, (d) the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s or any Secured Party’s interest in the Collateral.

“Material Debt”: Defined in Section 6.11(i).

“Monthly Principal Payment Amount”: With respect to any Payment Date, the amount, if any, necessary to reduce the Aggregate Loan Amount as of the prior Payment Date to the Borrowing Base as of the last day of the related Collection Period.

“Monthly Report”: Defined in Section 6.5(a).

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Advance Rate”: 80%.

“Net Loan Balance”: With respect to any Loan, the excess of the related Outstanding Balance over the related Loan Loss Reserve.

“Net Yield Percentage”: For any Collection Period in which a Take-Out does not occur, the ratio, expressed as a percentage, the numerator of which is equal to the product of (i) 12 and (ii) the excess of (A) the product of (I) Collections (for the respective Collection Period) and (II) 20% over (B) the sum of amounts distributed under Section 2.6(a)(i) through (v) and the denominator of which is equal to the average of the (i) Borrowing Base as of the first day of such Collection Period and (ii) Borrowing Base as of the last day of such Collection Period.  For the avoidance of doubt, the Net Yield Percentage will not be required to be calculated for any Collection Period in which a Take-Out occurs.

“Nonconforming Contract”: Defined in Section 6.2(c)(ii).

“Nonconforming Contract Payment Amount”: With respect to a Nonconforming Contract, an amount equal to the sum of (i): (x) the product of the Outstanding Balance of such Contract as of the last day of the related Collection Period and a fraction, the numerator of which is the Aggregate Loan Amount as of the Funding Date and the denominator of which is the Outstanding Balance of Eligible Contracts as of the Funding Date; (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Contract through the date of such deposit; and (iii) all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.

“Note”: The Variable Funding Note of the Borrower, issued to the Lender pursuant to Section 2.1(c) hereof substantially in the form of Exhibit G hereto.

“Obligor”: With respect to any Loan, Dealer Agreement or Contract, the Person or Persons obligated to make payments with respect to such Dealer Agreement, Loan or Contract, respectively, including any guarantor thereof.

“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate”: A certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Collateral Agent.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.

“Original Advance Rate”: With respect to any Dealer, the ratio (expressed as a percentage) at any time the same is to be determined, where (i) the numerator of which is equal to the sum of the Outstanding Balances of all Eligible Loans of such Dealer on the dates such Eligible Loans were originated at such time and (ii) the denominator of which is equal to the sum of payments due under all Eligible Contracts related to such Dealer on their dates of origination at such time.

“Originator”: Defined in the preamble of this Agreement.

“Outstanding Balance”: (i) With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination.  The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment);

    (ii)with respect to any Dealer Loan on any date of determination, the aggregate amount advanced under such Dealer Loan plus revenue accrued with respect to such Dealer Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission, recoveries on Dealer Loans previously written off and the payment of monies to a Dealer under the related Dealer Agreement, less collections on the related Dealer Loan Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Loan and write offs of such Dealer Loan; and

    (iii)with respect to any Purchased Loan on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on Purchased Loans previously written off, less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchase Loan and write offs of such Purchased Loan.

“Overconcentration Loan Amount”: With respect to any Dealer, the sum of (i) the amount by which the aggregate Net Loan Balance of Dealer Loans made to such Dealer, calculated on the Funding Date, exceeds the Dealer Concentration Limit and (ii) the amount by which the aggregate Net Loan Balance of the Dealer Loans in the Uncapped Pools with fewer than twenty-five (25) underlying Dealer Loan Contracts exceeds 10% of the aggregate Net Loan Balance of Dealer Loans.

“Patriot Act”: Defined in Section 4.1(z).

“Payment Date”: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Payment Rate”: For any Collection Period in which a Take-Out does not occur, the ratio, expressed as a percentage, the numerator of which is equal to Collections received during such Collection Period and the denominator of which is equal to the Aggregate Outstanding Eligible Loan Net Balance as of the first day of such Collection Period.  For the avoidance of doubt, the Payment Rate will not be required to be calculated for any Collection Period in which a Take-Out occurs.

“Permitted Investments”: Any one or more of the following types of investments:

(a)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b)marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c)bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated at least A-1 by S&P and P-1 by Moody’s;

(d)repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e)commercial paper rated at least A-1 by S&P and P-1 by Moody’s;

(f)demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and

(g)money market mutual funds (including funds for which the Collateral Agent may act as a sponsor or advisor or for which the Collateral Agent may receive fee income) having a rating, at the time of such investment, in the highest investment category granted thereby.

Each of the Permitted Investments may be purchased by the Collateral Agent or through an Affiliate of the Collateral Agent.

“Permitted Liens”: Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and Liens granted pursuant to by the Transaction Documents and with respect to the Dealer Loan Contracts, the second priority lien of the related Dealer therein as set forth in the related Dealer Agreement.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pool”: An identifiable group of Dealer Loans related to a particular Dealer Agreement identified on Schedule V hereto, as amended from time to time in accordance herewith.

“Proceeds”: With respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Program Fee”: As defined in the Fee Letter.

“Purchase Agreement”: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit J.

“Purchased Loan”: A motor vehicle retail installment loan relating to the sale of a used automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract; provided, however, that the term “Purchased Loan” shall, for purposes of this Agreement, include only those Purchased Loans identified from time to time on Schedule V hereto, as amended from time to time in accordance herewith.

“Purchased Loan Contract”: Each motor vehicle retail installment sales contract, in substantially one of the forms attached hereto as Exhibit I, relating to a Purchased Loan.

“Quarterly Determination Date”:  The last Business Day of each January, April, July, and October.

“Qualified Institution”: Defined in Section 6.7(a).

“Records”: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) maintained with respect to the Loans and the Contracts and the related Obligors.

“Recoveries”: All amounts, if any, received in respect of the Collateral by the Servicer or Credit Acceptance with respect to Defaulted Contracts.

“Related Security”: With respect to any Loan, all of Credit Acceptance’s and the Borrower’s interest in:

(i)the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including Credit Acceptance’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;

(ii)all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;

(iii)all guarantees, insurance (including insurance insuring the priority or perfection of any lien) or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;

(iv)all of the Borrower’s interest in all Records, documents and writing evidencing or related to such Loan;

(v)all rights of recovery of the Borrower against the Originator;

(vi)all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof;

(vii)all of the Borrower’s right, title and interest in and to (but not its obligations under) any Hedging Agreement and any payment from time to time due thereunder;

(viii)all of the Borrower’s right, title and interest in and to the Contribution Agreement and the assignment to the Collateral Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement; and

(ix)the Proceeds of each of the foregoing.

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising after the end of the Revolving Period under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of Dealer Loan Contracts being added after the last date of the last full Collection Period during the Revolving Period to the identifiable group of Dealer Loan Contracts to which such Dealer Loan relates.

“Release Date”: Defined in Section 4.5(b).

“Release Price”: Defined in Section 4.5(a).

“Reliening Expenses”: Defined in Section 6.2(d)(ii).

“Repossession Expenses”: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.

“Required Reserve Account Amount”: With respect to any date of determination, an amount equal to the sum of (a) the product of (i) 1.0% and (ii) the Aggregate Loan Amount on such date (after the application of funds pursuant to Section 2.6 on the related Payment Date) plus (b) all amounts required to be maintained by the Borrower pursuant to Section 6.2(c)(ii) hereof; provided, however, the Required Reserve Account Amount shall at no time be less than $300,000 (unless the Aggregate Loan Amount is zero, in which case the Required Reserve Account Amount shall be $100,000).

“Reserve Account”: The segregated trust account established at the Collateral Agent for the benefit of the Secured Parties, established pursuant to Section 6.7(a).

“Reserve Advance”: Defined in Section 2.6(c)(i).

“Responsible Officer”: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Retransfer Amount”: Defined in Section 4.5(b).

“Revolving Loan”: Defined in Section 2.1.

“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country”: Any country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person”: (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii)(a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Party”: (i) The Deal Agent, the Collateral Agent and the Lender and (ii) each Hedge Counterparty that is either the Lender or an Affiliate of the Lender if that Affiliate is a Hedge Counterparty and executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Servicer”: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.

“Servicer Termination Event”: Defined in Section 6.11.

“Servicer Termination Notice”: Defined in Section 6.11.

“Servicer Expenses”: Any expenses incurred by the Backup Servicer, if it has become the Successor Servicer hereunder, other than Repossession Expenses, Reliening Expenses or Transition Expenses.

“Servicing Fee”: For each Payment Date, a fee payable to Servicer for services rendered during the related Collection Period, equal to (i) so long as Credit Acceptance is the Servicer, the product of (A) 6.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 10.0% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as Successor Servicer, and (c) the product of (x) $30.00 and (y) the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary”: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Successor Servicer”: Defined in Section 6.12(a).

“Take-Out”: The release of certain Loans and the related contracts from the Lien of this Agreement and the reduction of the Aggregate Loan Amount by at least $10,000,000 in connection with a refinancing (which may take the form of a sale) of such Loans by the Borrower using an affiliated special purpose entity.

“Take-Out Date”: Defined in Section 2.13(a).

“Take-Out Release”: The release to be executed pursuant to Section 2.13 hereto, substantially in the form of Exhibit E hereto.

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earlier of: (a) the date of the declaration of the Termination Date pursuant to Section 9.2 and (b) the date of termination in whole of the Commitment pursuant to Section 2.5.

“Termination Event”: Defined in Section 9.1.

“Transaction Documents”: This Agreement, the Contribution Agreement, each Hedging Agreement, the Fee Letter, the Backup Servicing Agreement, the Intercreditor Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transition Expenses”: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncapped Pool”: Any Pool with fewer than one hundred (100) related Dealer Loan Contracts and which represents the first Pool between the related Dealer and the Originator.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unsatisfactory Audit”: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a material adverse effect on the ability of the Servicer to identify and allocate Collections.

“Unused Fee”: As defined in the Fee Letter.

“Upfront Fee”: As defined in the Fee Letter.

“Weighted Average Final Score”: With respect to each Payment Date during the Revolving Period, the ratio (expressed as a percentage) at any time the same is to be determined, where (i) the numerator of which is equal to the aggregate for all Dealers of the product of (a) for each Dealer, the final output from Credit Acceptance’s proprietary credit scoring process, which, when divided by 1,000, represents Credit Acceptance’s expectation of the ultimate collection rate on a Contract at inception at such time and (b) the aggregate outstanding Net Loan Balance of all Eligible Loans for such Dealer at such time and (ii) the denominator of which is equal to the Aggregate Outstanding Eligible Loan Net Balance at such time.

“Weighted Average Original Advance Rate”: With respect to each Payment Date during the Revolving Period, the ratio (expressed as a percentage) at any time the same is to be determined, where (i) the numerator of which is equal to the aggregate sum for all Dealers of the product of (a) the Original Advance Rate of each Dealer at such time and (b) the aggregate outstanding Net Loan Balance of all Eligible Loans for such Dealer at such time and (ii) the denominator of which is equal to the Aggregate Outstanding Eligible Loan Net Balance at such time.

“Weighted Average Spread Rate”: With respect to each Payment Date during the Revolving Period, the difference between the Weighted Average Final Score and the Weighted Average Original Advance Rate.

“Wells Fargo”: Wells Fargo Bank, National Association, and its successors and assigns.

Section 1.2. Other Terms.  All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation.  In each Transaction Document, unless a contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(v)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Article II

The Loan Facility

Section 2.1. Funding of the Revolving Loans.  (a)(i) On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Borrower may, at its option, on the Closing Date and on any Funding Date request an advance of a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) pursuant to Section 2.3.  On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Section 3.1 and 3.2), the Lender agrees to make Revolving Loans to the Borrower on a revolving basis from time to time as requested by the Borrower during the period from the date hereof to but not including the Termination Date.  Under no circumstances shall the Lender make a Revolving Loan if, after giving effect to the Funding of such Revolving Loan, the Aggregate Loan Amount would exceed the lesser of (i) the Commitment and (ii) the Borrowing Base.  As provided in Section 2.3 and subject to Section 2.10(e), each Funding of Revolving Loans shall consist of Eurodollar Loans.  Upon the occurrence of an Amortization Event or the declaration of the Termination Date, the Borrower may not request and the Lender shall not be required to effect any Funding.

(b)The Borrower may, within 60 days, but no later than 45 days, prior to the then existing Commitment Termination Date, by written notice to the Deal Agent and the Lender, make written request for the Lender to extend the Commitment Termination Date for an additional period as specified by the Borrower.  The Lender shall make a determination, in its sole discretion, not less than 15 days prior to the then applicable Commitment Termination Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of Lender, or the Deal Agent on its behalf, to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute a refusal by the Lender to extend the Commitment Termination Date.  If the Lender agrees to extend the Commitment Termination Date in accordance with the Borrower’s request made pursuant to clause (i) above, the Commitment Termination Date then in effect shall be extended to the date that is the last day of the additional time period specified by Borrower pursuant to this clause (b) or, if such day is not a Business Day, the next preceding Business Day.

(c)The Note.  (i) The Borrower’s obligation to pay the principal of and interest on all Revolving Loans advanced by the Lender pursuant to the Fundings shall be evidenced by a variable funding note of the Borrower in favor of the Lender (the “Note”) which shall: (1) be dated the Closing Date; (2) be in the stated principal amount equal to the Commitment; (3) bear interest as provided therein; (4) be payable to the order of the Lender; and (5) be substantially in the form of Exhibit G hereto, with blanks appropriately completed in conformity herewith.  The Lender may, and is hereby authorized to, make a notation on the schedule attached to the Note of the date and the amount of the Fundings and the date and amount of the payment of principal thereon, and prior to any transfer of the Note, the Lender shall endorse the outstanding principal amount of the Note on the schedule attached thereto; provided, however, that failure to make such notation shall not adversely affect the Lender’s rights with respect to the Note.

(ii)Although the Note shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder.  In addition, although the stated principal amount of the Note shall be equal to the Commitment, the Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid Aggregate Loan Amount at the time such enforcement shall be sought.

Section 2.2. Grant of Security Interest; Acceptance by Collateral Agent.  (a)(i) As security for the prompt and complete payment of the Note and the performance of all of the Borrower’s obligations under the Note, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all right, title, and interest of the Borrower in the following property of the Borrower (whether now owned or hereafter created, acquired or arising, and wherever located):

Accounts, Chattel Paper, Instruments (including Promissory Notes), Documents, General Intangibles (including Payment Intangibles and Software, patents, trademarks, tradestyles, copyrights, and all other intellectual property rights, including all applications, registration, and licenses therefor, and all goodwill of the business connected therewith or represented thereby), Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, Investment Property (including certificated and uncertificated Securities, Securities Accounts, Security Entitlements, Commodity Accounts, and Commodity Contracts), Inventory, Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof),Commercial Tort Claims, Rights to merchandise and other Goods (including rights to returned or repossessed Goods and rights of stoppage in transit) which is represented by, arises from, or relates to any of the foregoing, Monies, personal property, and interests in personal property of the Debtor of any kind or description now held by the Secured Party or at any time hereafter transferred or delivered to, or coming into the possession, custody, or control of, the Secured Party, or any agent or affiliate of the Secured Party, whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property, Supporting evidence and documents relating to any of the above-described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, and all rights of the Debtor to retrieve the same from third parties, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes, and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained, Accessions and additions to, and substitutions and replacements of, any and all of the foregoing, and Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof (each of the foregoing terms as used in this paragraph which are defined in the UCC shall have the same meanings herein as such terms are defined in the UCC in New York, unless this Agreement shall otherwise specifically provide);

 including, without limitation, all of its right, title and interest to:  (x) the Loans, and all monies due or to become due in payment thereupon on and after the related Cut-Off Date; (y) all Related Security; and (z) all income and Proceeds of the foregoing (all of the foregoing property of the Borrower described in this Section 2.2(a)(i) collectively referred to herein as the “Collateral”).  The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Obligors.

(ii)In connection with such grant, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Collateral Agent and the Deal Agent on or prior to each Funding Date.  In addition, the Borrower and the Servicer agree to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records to show that the Collateral, including that portion of the Collateral consisting of the Dealer Agreements listed on Schedule V hereto (and each addendum thereto), the Loans and the related Contracts and the rights to payment under the related Dealer Agreements, has been pledged to the Collateral Agent for the benefit of the Secured Parties hereunder.

(iii)In connection with such pledge, the Borrower (or the Servicer on its behalf) agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools or Purchased Loans are pledged to the Collateral Agent, as the case may be, one or more computer files or microfiche lists containing true and complete lists of all applicable Dealer Agreements, Pools and Loans securing the payment of the Note and amounts due under the Transaction Documents and all of the Borrower’s obligations under the Note and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number, and pool number as of the Closing Date or Funding Date.  Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such Schedule V and each addendum thereto are hereby incorporated into and made a part of this Agreement.  Such Schedule V shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period describing all Loans and Contracts pledged on the date of each such Incremental Funding so that, on each such date, the Collateral Agent will have a Schedule V that describes all Loans pledged by the Borrower to the Collateral Agent hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts relating to such Loans and Schedule V shall be deemed automatically amended to add all additions thereto upon the delivery thereof.  For the avoidance of doubt, any incorrect or unintended deletions or omissions from the previous version of Schedule V shall not be effective to release the rights of the Collateral Agent in such Collateral except upon compliance with the procedures and requirements of Section 2.13, Section 4.5 or Section 8.2 hereof or Section 6.1 of the Contribution Agreement.

(iv)In connection with such pledge, each of the Borrower, Credit Acceptance and the Servicer also agrees, within 180 days of the Closing Date or relevant Funding Date, as the case may be, to clearly mark at least 98% of the Contracts or Contract folders securing a Loan with the following legend: “This Agreement has been pledged to Bank of Montreal as Collateral Agent for the benefit of certain Secured Parties”.

(b)The Collateral Agent hereby acknowledges its acceptance, on behalf of the Secured Parties, of the pledge by the Borrower of the Loans and all other Collateral.  The Collateral

Agent further acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, the Borrower delivered to the Collateral Agent the computer file or microfiche list represented by the Borrower to be the computer file or microfiche list described in Section 2.2(a)(iii).

(c)The Collateral Agent hereby agrees not to disclose to any Person (including any Secured Party) any of the account numbers or other information contained in the computer files or microfiche lists delivered to the Collateral Agent by the Borrower pursuant to Section 2.2(a)(iii), except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Secured Parties or to a Successor Servicer; provided, however, that notwithstanding anything to the contrary in this Agreement, the Collateral Agent may reply to a request from any Person for a list of Loans, Dealer Agreements, Contracts or other information referred to in any financing statement.  The Collateral Agent agrees to take such measures as shall be necessary or reasonably requested by the Borrower to protect and maintain the security and confidentiality of such information.  The Collateral Agent shall provide the Borrower with written notice five (5) Business Days prior to any disclosure pursuant to this Section 2.2(c).

Section 2.3. Procedures for Funding of Revolving Loans.  (a) The Borrower shall give notice to the Deal Agent by no later than 12:00 noon (New York City time) at least three (3) Business Days before the date on which the Borrower requests the Lender to advance a Funding of Eurodollar Loans.  The Revolving Loans included in each Funding shall bear interest at the Adjusted LIBOR.  The Borrower shall give all such Funding Notices to the Deal Agent (with a copy to the Lender) by telephone, telecopy, or other telecommunication device acceptable to the Deal Agent (which notice shall be irrevocable once given).  Each Funding Notice shall:  (i) specify the desired amount of such Funding which amount must (a) in the case of the initial funding hereunder (the “Initial Funding”) be in a minimum amount of $1,000,000, and (b) in the case of any Incremental Funding, be in an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof, (ii) specify the date of such Funding, and (iii) include a representation that all conditions precedent for a Funding described in Article III hereof have been met.  Each Funding Notice shall be irrevocable.  No Funding of Eurodollar Loans shall be advanced, continued, or created by conversion if any Unmatured Termination Event or Termination Event then exists.  The Borrower agrees that the Deal Agent and the Lender may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Deal Agent or the Lender in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Deal Agent or the Lender has acted in reliance thereon.

(b)On the Funding Date, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower for such Revolving Loan or (B) the excess of the Commitment over the Aggregate Loan Amount then outstanding.

(c)In no event shall the Lender be required on any date to make any Funding which would result in the Aggregate Loan Amount, determined after giving effect to such funding, exceeding its Commitment.

Section 2.4.Determination of Interest.

(a)Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Revolving Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Payment Date and at maturity (whether by acceleration or otherwise).

  (b)  Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Revolving Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate from time to time in effect applicable for such Interest Period, payable by the Borrower on each Payment Date and at maturity (whether by acceleration or otherwise).

(c)Rate Determinations. The Lender shall determine each interest rate applicable to the Revolving Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(d)Breakage Costs.  The Borrower shall pay Breakage Costs to the Lender in an amount necessary to compensate the Lender for any loss, cost, or expense incurred by the Lender as a result of a prepayment by the Borrower of any Revolving Loans or Interest on a date other than a Payment Date.  Such Breakage Costs shall be payable in accordance with the provisions of Section 2.6.

The Deal Agent shall advise the Servicer and the Backup Servicer thereof on the second Business Day prior to each Determination Date the amount of Interest, if any, due and payable on the related Payment Date.  Prior to the next succeeding Payment Date, the Deal Agent shall determine the amount of Interest, if any, payable in connection with Section 2.13(a)(iv) and not previously paid.  The amount owed in respect of the Interest for the next succeeding Interest Period, as initially determined by the Deal Agent shall be increased, if necessary and as appropriate, to reflect any Interest payable in connection with Section 2.13(a)(iv) and not previously paid.

    Section 2.5. Reduction of the Commitment.  The Borrower may, upon at least two (2) Business Days’ notice to the Deal Agent, terminate in whole or reduce in part the portion of the Commitment that exceeds the Aggregate Loan Amount; provided, however, that each partial reduction of the Commitment shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof.  Each notice of reduction or termination pursuant to this Section 2.5(a) shall be irrevocable.

  Section 2.6. Settlement Procedures.  (a) On each Payment Date, the Collateral Agent shall withdraw Available Funds and any Excess Reserve Amount (to be applied in accordance with Section 2.6(c)) and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:

(i)First, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date;

(ii)Second, [Reserved];

(iii)Third, to the Backup Servicer so long as it has not become the Servicer hereunder, an amount equal to any accrued and unpaid Backup Servicing Fee due in respect of such Payment Date, any unpaid Backup Servicing Fee from any prior Payment Date, any reasonable out-of-pocket expenses incurred by the Backup Servicer, and any accrued and unpaid Indemnified Amounts owed by the Borrower to Wells Fargo up to $17,000, monthly;

(iv)Fourth, (A) to the Servicer, an amount equal to any accrued and unpaid Servicing Fees due in respect of such Payment Date and any Servicing Fees unpaid from any prior Payment Date; provided, however, if the Servicer has been replaced pursuant to Section 6.12 such amount shall not exceed the Capped Servicing Fee; and (B) to the Backup Servicer, if it has become the Successor Servicer, any Transition Expenses;

(v)Fifth, to the Deal Agent for the account of the Lender, an amount equal to the sum of any accrued and unpaid (A) Interest and Breakage Costs, (B) the Program Fee, and (C) the Unused Fee, Increased Costs and any Additional Amounts due in respect of such Payment Date and any such amounts unpaid from any prior Payment Date;

(vi)Sixth, during the Revolving Period, to the Deal Agent for the account of the Lender, an amount equal to the Monthly Principal Payment Amount for such Payment Date;

(vii)Seventh, to any Successor Servicer, an amount equal to Reliening Expenses;

(viii)Eighth, during the Amortization Period, to the Deal Agent for the account of the Lender, the Additional Principal Payment Amount, until the Aggregate Loan Amount has been reduced to zero;

(ix)Ninth, to the Deal Agent for the account of the Lender and the Backup Servicer, an amount equal to Increased Costs, any Additional Amounts and Indemnified Amounts (provided that, with respect to the Backup Servicer, such Indemnified Amounts shall include only those Indemnified Amounts not paid pursuant to clause Third above) due in respect of such Payment Date and unpaid from any prior Payment Date;

(x)Tenth, to the Reserve Account, (A) an amount equal to any outstanding Reserve Advances and (B) the amount necessary to cause the amount on deposit in the Reserve Account to equal the Required Reserve Account Amount (after giving effect to any deposits made in subclause (A));

(xi)Eleventh, to the Backup Servicer, if it has become the Successor Servicer, any Servicing Fee due in respect of such Payment Date, to the extent not paid pursuant to clause Fourth above and any such Servicing Fee unpaid from any prior Payment Date;

(xii)Twelfth, to any other applicable Person, all remaining amounts up to all Aggregate Unpaids (during the Revolving Period, other than the Aggregate Loan Amount) until paid in full; and

(xiii)Thirteenth, to the Borrower any remaining amounts.

(b)One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Collateral Agent shall, upon two Business Days' prior written request of the Borrower, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request.  The Collateral Agent shall distribute such amount to the Deal Agent for the account of the Lender, to be distributed by the Deal Agent to the Lender, as a payment in reduction of the Aggregate Loan Amount.  Notwithstanding anything in this Section 2.6(b) to the contrary, the Collateral Agent shall not be required to effect any such withdrawal or the Deal Agent make any such distribution until an Officer of the Servicer or a representative of the Servicer designated by an Officer of the Servicer has certified to the Collateral Agent and the Deal Agent in writing (which shall include electronic transmission) that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.6(a)(i) through (xii).

(c)(i) If on any Payment Date the amount paid pursuant to Section 2.6(a)(v) and (vi) is insufficient to cover all amounts due thereunder on such Payment Date, the Collateral Agent shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a “Reserve Advance”) and deposit such amount to the Collection Account.  The Collateral Agent shall pay such amount to the Deal Agent for payment to the Lender.

(ii)If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.6(a)(viii) is insufficient to reduce the Aggregate Loan Amount to zero, the Deal Agent, in its sole discretion, may direct the Collateral Agent to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Deal Agent, for payment to the Lender.

Section 2.7.Collections and Allocations.

(a)Collections.  The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day such Collections are received therein.  The Servicer shall promptly (but in no event later than the second Business Day after the receipt thereof) deposit all Collections received directly by it in the Collection Account.  The Servicer shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds.

(b)Initial Deposits.  On each Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day immediately preceding such Funding Date, in respect of the Loans.

(c)Investment of Funds.  (i) Until the occurrence of a Termination Event or Unmatured Termination Event, to the extent there are uninvested amounts on deposit in the Collection Account and the Reserve Account, all amounts shall be invested as set forth in Section 6.7(c).

(ii)On the date on which the Aggregate Loan Amount is reduced to zero and all Aggregate Unpaids have been indefeasibly paid in full, all Collateral is released from the Lien of this Agreement, and this Agreement is terminated, any amounts on deposit in the Reserve Account shall be released to the Borrower.

(d)Allocation of Collections.  The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received.  The Servicer shall determine each month the amount of Collections received during such month which constitutes amounts which, pursuant to the terms of any Dealer Agreement, are required to be remitted to the applicable Dealer (such collections, “Dealer Collections”) and shall so notify the Collateral Agent.  Notwithstanding any other provision hereof, the Collateral Agent, at the direction of the Servicer, shall distribute on each Payment Date: (i) to the Borrower, an amount equal to the aggregate amount of Dealer Collections received during or with respect to the prior Collection Period and (ii) to the Backup Servicer, if it has become the Successor Servicer, an amount equal to any Repossession Expenses related to the prior Collection Period prior to the distribution of Available Funds pursuant to Section 2.6.

Section 2.8. Payments, Computations, Etc.  (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and the Deal Agent shall distribute such amounts actually received by it to the Persons entitled thereto no later than 2:00 p.m. (New York City time).  Any amounts received in the Agent’s Account after 11:00 a.m. (New York City time) shall be deemed to be received on the next subsequent Business Day and the Deal Agent shall distribute such amounts to the Persons entitled thereto no later than 2:00 p.m. (New York City time) on such next subsequent Business Day.  The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder 3.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law.  All computations of interest and all computations of Interest and other fees hereunder and under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, interest or any fee payable hereunder, as the case may be.

(c)If the Revolving Loan requested by the Borrower for any Funding Date is not made or effectuated for any reason other than the Lender’s failure to honor its obligations hereunder, as the case may be, on the requested Funding Date, the Borrower shall indemnify the Lender against any reasonable loss, cost or expense incurred by the Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by the Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Funding.

Section 2.9. Fees.  (a) The Borrower shall pay to the Deal Agent, for the account of the Lender, from the Collection Account on each Payment Date, monthly in arrears, the Program Fee and Unused Fee agreed to in each Fee Letter.

(b)The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.6(a).

(c)The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.6(a).

(d)The Borrower shall pay to the Deal Agent, on the Closing Date, the Upfront Fee and reasonable out-of-pocket expenses (including, without limitation, rating agency fees, filing fees and expenses incurred by the Deal Agent, as agent for the Lender, in connection with the preparation and execution of the Agreement and other Transaction Documents and the carrying out of the transactions contemplated hereby and thereby) in immediately available funds.

(e)The Borrower shall pay to Chapman and Cutler LLP, as counsel to the Deal Agent, on the Closing Date, its estimated reasonable fees and out-of-pocket expenses (which shall be evidenced by a detailed invoice) in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Chapman and Cutler LLP within ten (10) Business Days after receiving a detailed invoice for such amounts.

Section 2.10. Increased Costs; Capital Adequacy; Illegality.  (a) If any Change in Law shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to the Revolving Loans made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Revolving Loans made by it hereunder or the Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b)If any Change in Law shall occur which has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.  For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 2.10(b).

(c)In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods.  Any Affected Party making a claim under this section shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e)At any time the Deal Agent or the Lender shall notify the Borrower that a Eurodollar Disruption Event has occurred, the Aggregate Loan Amount in respect of which Interest accrues at the Adjusted LIBOR shall immediately be converted into Base Rate Loans.

Section 2.11. Taxes.  (a) All payments made by an Obligor in respect of each Loan and each Contract and all payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes.  If any Taxes are required to be withheld from any amounts payable to any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld.  The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which the Lender or Deal Agent is organized, conducts business or is paying taxes as of the Closing Date (as the case may be).

(b)The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Borrower.

(c)The Borrower will notify the Deal Agent and the Lender on an annual basis of any payments by the Borrower in respect of any Taxes, not including those Taxes paid by Credit Acceptance on a consolidated basis.

(d)The Deal Agent, on behalf of the Lender, shall deliver to the Borrower, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of the Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.11(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of the Lender, without deduction or withholding of United States federal income or similar Taxes.

(e)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.

Section 2.12. Assignment of the Contribution Agreement.  The Borrower hereby assigns to the Collateral Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Contribution Agreement and the Hedging Agreement.  The Borrower confirms that the Collateral Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and the Hedging Agreement for the benefit of the Secured Parties.

Section 2.13. Take-Out.  (a) On any Business Day (the “Take-Out Date”), but subject to the limitation contained in clause (d) below, the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest and Lien on the related Contracts and Loans, subject to the following terms and conditions:

(i)The Borrower shall have given the Deal Agent, the Collateral Agent, the Backup Servicer and the Servicer at least five (5) Business Days’ prior written notice of its intent to effect the Take-Out, which notice shall be irrevocable; provided, however, failure to effect such Take-Out on the Take-Out Date shall not result in a Termination Event, but the Borrower shall be obligated to pay any Breakage Costs and any other losses incurred by the Lender in connection therewith.

(ii)Unless the Take-Out is to be effected on a Payment Date (in which case the relevant calculations with respect to such Take-Out shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Deal Agent an Officer’s Certificate, together with evidence to the reasonable satisfaction of the Deal Agent (which evidence may consist solely of the Officer’s Certificate signed by an officer of the Servicer) that the Borrower shall have sufficient funds on the related Take-Out Date to effect the contemplated Take-Out in accordance with this Agreement.  In effecting the Take-Out, the Borrower may use the proceeds of sales of the Loans (which sales must be made in arm’s-length transactions).

(iii)After giving effect to the Take-Out and the release to the Borrower of the Loans and related Contracts on the Take-Out Date, (x) the representations and warranties contained in Section 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (y) neither an Unmatured Termination Event nor a Termination Event shall have resulted.

(iv)On the Take-Out Date, the Collateral Agent shall have received, for the benefit of the Secured Parties and the Hedge Counterparties, as applicable, in immediately available funds, an amount equal to the sum of:  (A) the Aggregate Loan Amount being paid plus (B) an amount equal to the related unpaid Interest (including

Interest not yet accrued) to the end of the Interest Period plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent, the Collateral Agent, the Lender, the Backup Servicer, the Successor Servicer, the Hedge Counterparties and the other Secured Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs and Hedge Costs) plus (D) all other Aggregate Unpaids.  No such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part as a result of any such reduction in the Aggregate Loan Amount and the Borrower has paid all Hedge Costs due to the relevant Hedge Counterparty for any such termination.

(v)Upon receipt of the amount set forth in Section 2.13(a)(iv), the Collateral Agent shall apply such amounts first to the pro-rata reduction of the Aggregate Loan Amount, second to the payment of accrued Interest on the amount of Aggregate Loan Amount to be repaid and to the payment of any Breakage Costs, by paying such amounts to the Lender, and third to pay any Hedge Costs related to such reduction of the Aggregate Loan Amount due to the relevant Hedge Counterparty, and fourth to pay all other Aggregate Unpaids related to such reduction of the Aggregate Loan Amount due to the relevant party.

(vi)The Borrower shall certify in writing to the Collateral Agent and the Deal Agent that no adverse selection was employed in the selection of the Loans and Contracts to be released.

(vii)On the Take-Out Date, the Servicer shall submit to the Deal Agent a report setting forth the Forecasted Collections in respect of the Loans remaining as part of the Collateral after giving effect to such Take-Out.

(b)The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Lender, the Deal Agent and the Collateral Agent in connection with any Take-Out (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, for the benefit of the Secured Parties, and any expenses of the Lender, the Deal Agent or any other party having such an interest in the Loans in connection with such Take-Out).

(c)In connection with any Take-Out, on the related Take-Out Date, the Collateral Agent, on behalf of the Lender, the Deal Agent and the other Secured Parties, shall, at the expense of the Borrower: (i) execute such instruments of release with respect to the portion of the Loans to be released to the Borrower, in favor of the Borrower as the Borrower may reasonably request; (ii) deliver any portion of the Loans to be released to the Borrower in its possession to the Borrower; and (iii) otherwise take such actions, and cause or permit the Borrower to take such actions, as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released to the Borrower and deliver to the Borrower such Loans.

(d)Notwithstanding anything to the contrary contained herein, Borrower may not effect a Take-Out more frequently than one time during any three-month period.

Article III

Conditions to the Closing and each Funding

Section 3.1. Conditions to the Closing and the Initial Funding.  The Closing Date shall not occur and the Lender shall not be obligated to make a Revolving Loan hereunder on the occasion of the Initial Funding, nor shall the Lender, the Deal Agent, the Backup Servicer or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until (i) in the case of the Closing Date, the conditions set forth in clauses (a)(i) (other than with respect to the Hedging Agreements), (d), (e), (f) and (j) and (ii) in the case of the Initial Funding, all of the following conditions, after giving effect to the proposed Revolving Loan, in each case, have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:

(a)(i) Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Deal Agent, provided, however, that Schedules V, VII and VIII to the Agreement, Exhibit A to the Contribution Agreement, the Funding Date Officer’s Certificate regarding the Agreement, the Funding Date Officer’s Certificate regarding the Contribution Agreement, the filed financing statements on Form UCC-1, the Funding Notice, the UCC-3 termination statements and the contractual release shall not be required prior to the Initial Funding on the Initial Funding Date, and (ii) the executed Note in the aggregate face amount of $75,000,000 shall have been delivered to the Deal Agent.

(b)The Deal Agent shall have received (i) satisfactory evidence that the Borrower, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby except for the sales finance company licenses for the states of Maryland and Pennsylvania of which the failure to obtain such licenses does  not have a Material Adverse Effect, or (ii) an Officer’s Certificate from each of the Borrower, the Originator and the Servicer in form and substance satisfactory to the Deal Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Deal Agent or any Secured Party against the Borrower, the Originator or Servicer for a breach of its representation or warranty that all such consents and approvals have, in fact, been obtained.

(c)The Borrower, the Originator and the Servicer shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Deal Agent as to this and other closing matters.

(d)The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter and shall have reimbursed the Lender, the Backup Servicer, the Deal Agent and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by the Lender, the Backup Servicer, the Deal Agent and/or the Collateral Agent.

(e)No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.

(f)No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(g)No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements.

(h)The Borrower shall have deposited to the Reserve Account an amount equal to the Required Reserve Account Amount.

(i)The Hedging Agreement shall be in effect.

(j)Evidence satisfactory to the Deal Agent that (i) the Credit Agreement remains in effect with a commitment amount of at least $170,000,000 and a maturity no earlier than June 1, 2014 and (ii) the Fourth Amended and Restated Loan and Security Agreement dated as of June 16, 2010, among CAC Warehouse Funding Corporation II, Credit Acceptance, Wells Fargo Bank, National Association, as the Deal Agent, Backup Servicer and Collateral Agent, the CP Conduits from time to time party thereof and the Investors from time to time party thereto remains in effect with a commitment amount of at least $325,000,000 and a maturity no earlier than June 1, 2014.

Section 3.2. Conditions Precedent To All Fundings.  Each request for a Funding hereunder (each, a “Transaction”) shall be subject to the further conditions precedent:

(a)With respect to any Funding (including the Initial Funding), the Borrower shall have delivered to the Deal Agent, on or prior to the date of the Funding in form and substance satisfactory to the Deal Agent, (i) the Funding Notice and (ii) Exhibit A to the Contribution Agreement, including the Schedule of Loans and Contracts attached thereto dated within two (2) Business Days prior to the date of the Funding and containing such additional information as may be reasonably requested by the Deal Agent.

(b)On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Funding and pledge of Additional Loans:

(i)The representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii)On and as of such day, evidence satisfactory to the Deal Agent that after giving effect to the proposed Funding, the outstanding Aggregate Loan Amount does not exceed the lesser of (1) the Borrowing Base and (2) the Commitment;

(iii)On and as of such day, the Borrower, the Originator and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day; and

(iv)No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lender in accordance with the provisions hereof.

(c)The Borrower shall have delivered to the Collateral Agent the information described in Section 2.2(a)(iii).

(d)All financing statements necessary to perfect the Collateral Agent’s first priority security interest in the Collateral shall have been filed in the appropriate filing offices.

(e)Forecasted Collections for the Aggregate Outstanding Eligible Loan Net Balance (after giving effect to the proposed Funding) shall be greater than or equal to the Aggregate Loan Amount, after giving effect to the proposed Funding.

(f)(i) All other documents, opinions, certificates and documents listed on Schedule I hereto shall have been delivered to the Deal Agent, in form and substance satisfactory to the Deal Agent and its counsel and (ii) all conditions required to be satisfied in the Contribution Agreement shall have been satisfied.

(g)No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.

(h)No Servicer Termination Event or any event, that with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(i)No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements.

(j)The amount on deposit in the Reserve Account shall not be less than the Required Reserve Account Amount.

(k)The Hedging Agreement shall be in effect.

(l)The Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.

Article IV

Representations and Warranties

Section 4.1. Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Collateral Agent, the Deal Agent, the Backup Servicer and the Secured Parties on the Closing Date and each Funding Date as follows:

(a)Organization and Good Standing.  The Borrower has been duly formed, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral and perform its obligations under this Agreement.

(b)Due Qualification.  The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals except for the sales finance company licenses for the states of Maryland and Pennsylvania of which the failure to obtain such licenses does not have a Material Adverse Effect.

(c)Power and Authority; Due Authorization.  The Borrower: (i) has all necessary power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the

Transaction Documents to which it is a party, and (C) transfer and assign each Loan, Related Security and all other Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transfer and assignment of the Loans, Related Security and all other Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d)Binding Obligation.  This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, each enforceable against the Borrower in accordance with its terms.

(e)No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of incorporation, bylaws or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h)Bulk Sales.  The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by Borrower.

(i)Solvency.  The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Deal Agent on the Closing Date a certification in the form of Exhibit D.  The Originator has confirmed in writing to the Borrower that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws.

(j)Selection Procedures.  No procedures believed by the Borrower to be adverse to the interests of the Collateral Agent or the Lender were utilized by the Borrower in identifying and/or selecting Loans or Dealer Agreements.  In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit Guidelines that has been established by the Borrower or the Originator and is then in effect.

(k)Taxes.  The Borrower has filed or caused to be filed all tax returns that are required to be filed by it.  The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l)Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(m)Quality of Title.  Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loans, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii).  No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.

(n)Security Interest.  The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement.  Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral.  All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made.

(o)Accuracy of Information.  All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance’s financial statements) to the Deal Agent, the Collateral Agent or the Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.

(p)Location of Offices.  The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(f) shall have been satisfied); provided, that, Credit Acceptance may move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).

(q)OFAC.  None of the Borrower, any Subsidiary or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of any Funding will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(r)Tradenames; Place of Business; Correct Legal Name.  (i) Except as described in Schedule III, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business; (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto; and (iii) “CAC Warehouse Funding LLC IV” is the correct legal name of the Borrower indicated on the public records of the Borrower’s jurisdiction of organization.

(s)Contribution Agreement.  The Contribution Agreement is the only agreement pursuant to which the Borrower purchases Loans from the Originator.

(t)Value Given.  The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans and Related Security under the Contribution Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u)Accounting.  The Borrower accounts for the transfers to it from the Originator of Loans and Related Security under the Contribution Agreement as sales or contributions to capital of such Loans and Related Security in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(v)Special Purpose Entity.  The Borrower is in compliance with Section 5.2(n) hereof.

(w)Confirmation from the Originator.  The Borrower has received in writing from the Originator confirmation that the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws.  Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Loan or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(x)Investment Company Act.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y)ERISA.  The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date).  No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability.  No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(z)Patriot Act.  To the extent applicable, each of the Borrower, the Originator and their Affiliates is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of any Funding made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(aa)Representations and Warranties in Contribution Agreement.  The representations and warranties made by the Originator to the Borrower in the Contribution Agreement are hereby remade by the Borrower on each date to which they speak in the Contribution Agreement as if such representations and warranties were set forth herein.  For purposes of this Section 4.2(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, the Collateral Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.

(bb)Amount of Loans and Contracts; Computer File.  When new Pools or Purchased Loans are pledged to the Collateral Agent, the related Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Funding Date; (B) the Aggregate Outstanding Eligible Loan Balance; and (C) the Aggregate Outstanding Eligible Loan Net Balance; each as of the applicable Cut-Off Date and as reported in the Servicer’s loan servicing system or as a product of the Loan Loss Reserve analysis.  The computer file or microfiche list delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, applicable Dealer Agreements and Contracts in all material respects.

(cc)Use of Proceeds.  The proceeds of each Funding will be used by the Borrower to purchase the Loans and related Collateral from the Originator pursuant to the Contribution Agreement.

(dd)Subsidiaries.  The Borrower does not have any Subsidiaries.

(ee)Capital Stock.  The Borrower has neither sold nor pledged any of its common stock to any entity other than Credit Acceptance.

The representations and warranties set forth in this Section 4.1 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent and the termination and rights and obligations of the Servicer.  Upon discovery by the Borrower, the Servicer, Credit Acceptance or the Collateral Agent of a breach of any of the representations and warranties set forth herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.

   Section 4.2.Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.

(a)Eligibility of Loans.  The Borrower hereby represents and warrants to the Deal Agent, the Collateral Agent, the Backup Servicer and the Secured Parties as of the Closing Date and each Funding Date with respect to the Dealer Agreements, Loans, Contracts and Related Security pledged to the Collateral Agent on such date that:

(i)each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; each Contract classified as an “Eligible Dealer Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan Contract on the date so delivered;

(ii)all information with respect to the Dealer Agreements, Purchase Agreements and the Loans and the Contracts and the other Collateral provided to the Collateral Agent or the Deal Agent by the Borrower or the Servicer was true and correct in all material respects as of the date such information was provided to the Collateral Agent or the Deal Agent, as applicable;

(iii)each Loan and all other Collateral has been pledged to the Collateral Agent free and clear of any Lien of any Person, (other than, with respect to the Dealer Loan Contracts, the second priority Lien of the related Dealer therein as set forth in the related Dealer Agreement) and in compliance, in all material respects, with all Applicable Laws;

(iv)with respect to each Dealer Agreement, Purchase Agreement, Loan, Contract and all other Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the pledge of such Dealer Agreement, Purchase Agreement, Loan, Contract or other Collateral to the Collateral Agent have been duly obtained, effected or given and are in full force and effect;

(v)Schedules V and VIII to this Agreement (and any addendums thereto) are and will be accurate and complete listings of all Loans, Contracts and Dealer Agreements in all material respects on the date each such Loan, Contract or Dealer Agreement was pledged to the Collateral Agent hereunder, and the information contained therein is and will be true and correct in all material respects as of such date;

(vi)each Contract and Purchased Loan constitutes tangible, and not electronic, chattel paper; and

(vii)no selection procedure believed by the Borrower to be adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts.

(b)Notice of Breach.  The representations and warranties set forth in this Section 4.2 shall survive the pledge of the Collateral to the Collateral Agent and the termination of the rights and obligations of the Servicer.  Upon discovery by the Borrower, Credit Acceptance, the Servicer or the Collateral Agent of a breach of any of the representations and warranties set forth in this Section 4.2, the party discovering such breach shall give prompt written notice to the other parties of such breach.

Section 4.3. Representations and Warranties of the Servicer.  The Servicer represents and warrants as follows on the Closing Date and each Funding Date:

(a)Organization and Good Standing.  The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.

(b)Due Qualification.  The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)Power and Authority; Due Authorization.  The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Servicer.

(d)Binding Obligation.  This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, each enforceable against the Servicer in accordance with its terms.

(e)No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f)No Proceedings.  There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h)Reports Accurate.  All Monthly Reports and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Deal Agent, the Backup Servicer, the Collateral Agent or the Lender in connection with this Agreement are accurate, true, complete and correct in all material respects as of the date delivered.

(i)Servicer’s Performance.  The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and under each Transaction Document to which it is a party.

(j)Compliance With Credit Guidelines and Collection Guidelines.  The Servicer has, with respect to the Loans and Contracts, complied in all material respects with the Credit Guidelines and the Collection Guidelines.

Section 4.4. Representations and Warranties of the Backup Servicer.  The Backup Servicer represents and warrants as follows:

(a)Organization and Good Standing.  The Backup Servicer has been duly organized, and is validly existing as a national banking association and in good standing under the laws of the United States of America, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each Transaction Document to which it is a party.

(b)Binding Obligation.  This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Backup Servicer, each enforceable against the Backup Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)Backup Servicing Agreement.  The Backup Servicer hereby remakes the representations and warranties made by it under the Backup Servicing Agreement.

Section 4.5.Breach of Representations and Warranties.

(a)Payment in respect of an Ineligible Loan and Ineligible Contracts.  If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer of written notice thereof the Borrower shall make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price.  On and after the date of such payment, any such Loan or Contract for all purposes of this Agreement be deemed to be an Ineligible Loan or Ineligible Contract.  The Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.6) in immediately available funds an amount (the “Release Price”) equal to the sum of (i): the product of the Net Loan Balance related to such Loan, in the case of an Ineligible Loan, and the Outstanding Balance related to such Contract, in the case of an Ineligible Contract, as of the last day of the related Collection Period and the Net Advance Rate in effect on the date of such payment; (ii) accrued and unpaid Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts related to such Loan through the date of such deposit; and (iii) and all Hedge Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more transactions related to the relevant Hedging Agreement, as required by the terms of any Hedging Agreement.  Notwithstanding the foregoing, with respect to any Ineligible Contracts, the Borrower may repurchase the Loans related thereto in lieu of such Ineligible Contracts and deposit into the Collection Account the Release Price of such Loans (as if such Loans were Ineligible Loans).  Each Loan or Contract which is subject to a payment in accordance with this Section 4.5(a) shall, upon payment in full of the related Release Price, be released from the lien created pursuant to this Agreement and shall no longer constitute Collateral.  The Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans or Contract subject to a payment in accordance with this Section 4.5(a).

(b)Retransfer of All of the Loans.  In the event of a breach of any representation or warranty set forth in Section 4.2 hereof which breach could reasonably be expected to have a Material Adverse Effect, by notice then given in writing to the Borrower, the Deal Agent may direct the Borrower to accept the release by the Collateral Agent of all of the Loans, in which case the Borrower shall be obligated to accept the release of such Loans on a Payment Date specified by the Deal Agent (such date, the “Release Date”); provided, however, that no such release shall be given effect unless Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Costs due with respect to such termination.  The Borrower shall deposit in the Collection Account on the Release Date an amount equal to: (A) the Aggregate Unpaids minus (B) the amount, if any, available in the Collection Account and Reserve Account on such Payment Date (the “Retransfer Amount”) for allocation and distribution in accordance with Section 2.6.  On the Release Date, provided that the full Retransfer Amount has been deposited into the Collection Account, the Loans and Related Security related thereto shall be transferred to the Borrower; and the Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans.

(c)Remedy for Breach.  The parties hereto agree that the sole remedy for the breach by the Borrower of the representations and warranties set forth in Section 4.2 hereof with respect to the eligibility of a Loan or Contract shall be set forth in this Section 4.5 and Section 6.2(c)(ii).

(d)Application.  Amounts paid in accordance with Section 4.5(a) and (b) shall be distributed on the next succeeding Payment Date in accordance with Section 2.6.

(e)Notwithstanding anything herein to the contrary, during the Revolving Period, payments required under Section 4.5(a) and (b) shall not be required if the Aggregate Loan Amount is equal to or less than the Borrowing Base.

Article V

General Covenants

Section 5.1. Affirmative Covenants of the Borrower.  From the date hereof until the Collection Date:

(a)Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans and Dealer Agreements.

(b)Preservation of Corporate Existence; Conduct of Business.  The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.  The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c)Performance and Compliance with Loans, Dealer Agreements and Contracts.  The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Contribution Agreement) with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements and Contracts in and all other agreements related thereto in all material respects.

(d)Keeping of Records and Books of Account.  The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

(e)Originator Assets.  With respect to each Loan acquired by the Borrower, the Borrower will:  (i) acquire such Loan pursuant to and in accordance with the terms of the Contribution Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loan, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (iii) take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)Delivery of Collections.  Subject to Section 2.7(d) hereof, the Borrower will deposit to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loans or the Contracts.

(g)Separate Corporate Existence.  The Borrower shall be in compliance with the requirements set forth in Section 5.2(n).

(h)Credit Guidelines and Collection Guidelines.  The Borrower will comply in all material respects with the Credit Guidelines and the Collection Guidelines with respect to each Loan and Contract.

(i)Taxes.  The Borrower will file and pay any and all Taxes.

(j)Use of Proceeds.  The Borrower will use the proceeds of the Funding only to acquire Loans pursuant to the Contribution Agreement or to make distributions to Credit Acceptance.

(k)Reporting.  The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Deal Agent the following information:

(i)Annual Reporting.  Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years, (A) audited financial statements for Credit Acceptance and all of its Subsidiaries, prepared in accordance with GAAP on a consolidated basis and (B) unaudited financial statements for each of (x) Credit Acceptance and all of its Subsidiaries relating to its business segments, and (y) the Borrower, including, in each case, balance sheets as of the end of such period and related statements of operations, accompanied, in the case of Credit Acceptance, by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, prepared in accordance with generally accepted auditing principles and any management letter prepared by said accountants;

(ii)Quarterly Reporting.  Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years, for (x) the Borrower and (y) for Credit Acceptance and its Subsidiaries, in each case, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or treasurer as true, accurate and complete in all material respects;

(iii)Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or Credit Acceptance’s, as applicable, chief financial officer or treasurer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower or Credit Acceptance as applicable and (y) to the best of such Person’s knowledge, no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;

(iv)Shareholders Statements and Reports.  Promptly upon the furnishing thereof to the shareholders of the Borrower or Credit Acceptance, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);

(v)S.E.C. Filings.  Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Credit Acceptance or any subsidiary files with the Securities and Exchange Commission;

(vi)Notice of Termination Events or Unmatured Termination Events.  As soon as possible and in any event within two (2) days after the occurrence of each Termination Event or each Unmatured Termination Event, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Termination Event or Unmatured Termination Event and the action which the Borrower proposes to take with respect thereto;

(vii)Change in Collection Guidelines.  Prior to the date of the effectiveness of any material change in or amendment to the Collection Guidelines (which shall be in accordance with the terms of this Agreement), a notice describing such change or amendment;

(viii)Collection Guidelines.  On the Closing Date, a complete copy of the Collection Guidelines then in effect;

(ix)ERISA.  Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Borrower, Credit Acceptance or any ERISA Affiliate of the Borrower or Credit Acceptance files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower, Credit Acceptance or any ERISA Affiliates of the Borrower or Credit Acceptance receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;

(x)Proceedings.  As soon as possible and in any event within two (2) Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy litigation, action, suit or proceeding (in each case, of a material nature), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates;

(xi)Notice of Material Events.  Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect; and

(xii)Other Information.  Such other information, documents, records or reports (including non-financial information) as the Deal Agent, the Lender or the Collateral Agent may from time to time reasonably request with respect to Credit Acceptance, the Borrower, the Servicer or any Subsidiary of any of the foregoing.

(l)Compliance with Applicable Law.  The Borrower shall duly satisfy in all material respects its obligations under or in connection with each Loan and Contract, will maintain in effect all material qualifications required under all Applicable Law, and will comply in all material respects with all other Applicable Law in connection with each Loan and Contract the failure to comply with which would have a material adverse effect on the interests of the Secured Parties in the Collateral.

(m)Furnishing of Information and Inspection of Records.  The Borrower will furnish to the Deal Agent, the Backup Servicer and the Collateral Agent, from time to time, such information with respect to the Loans and Contracts as may be reasonably requested, including, without limitation, a computer file, microfiche list or other list identifying each Loan and Contract by pool number, account number and dealer number and by the Outstanding Balance and identifying the Obligor on such Loan or Contract.  The Borrower will, at any time and from time to time during regular business hours, upon reasonable notice, permit the Deal Agent, the Backup Servicer and the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all Records, to visit the offices and properties of the Borrower for the purpose of examining such Records, and to discuss matters relating to the Loans or Contracts or the Borrower’s performance hereunder and under the other Transaction Documents with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters; provided, however, that the Deal Agent, the Backup Servicer and the Collateral Agent each acknowledges that in exercising the rights and privileges conferred in this Section 5.1(m) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Borrower has a proprietary interest.  The Deal Agent, the Backup Servicer and the Collateral Agent each agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Borrower, any such information, practices, books, correspondence and records furnished to them except that it may disclose such information:  (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, the Backup Servicer, the Collateral Agent or their officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent, the Backup Servicer or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder; (iv) to the extent the Deal Agent, the Backup Servicer or the Collateral Agent should be (A) required under the Transaction Documents or in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; (v) to any prospective assignee; provided, that the relevant party shall notify such assignee of the confidentiality provisions of this Section 5.1(m).

(n)Keeping of Records and Books of Account.  The Borrower will maintain and implement or cause to be maintained and implemented administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due under the Loans and Contracts (including, without limitation, records adequate to permit adjustments to amounts due under each existing Loan and Contract).  The Borrower will give the Deal Agent notice of any material change in the administrative and operating procedures of the Borrower referred to in the previous sentence.

(o)Notice of Liens and Breaches.  The Borrower will advise the Deal Agent and the Collateral Agent promptly, in reasonable detail of:  (i) any Lien asserted by a Person against any of the Loans or Contracts or other Collateral; (ii) any breach by the Borrower, the Originator or the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) of the occurrence of any other event which would have a Material Adverse Effect.

(p)Protection of Interest in Collateral.  The Borrower shall file such continuation statements and any other documents reasonably requested by the Collateral Agent, the Deal Agent or the Lender or which may be required by law to fully preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Loans, the Contracts and the other Collateral.

(q)Contribution Agreement.  The Borrower will at all times enforce the covenants and agreements of Credit Acceptance in the Contribution Agreement (including, without limitation, the rights and remedies against the Dealers).

(r)Notice of Delegation of Servicer’s Duties.  The Borrower promptly shall notify the Collateral Agent of any delegation by the Servicer of any of the Servicer’s duties under this Agreement which is not in the ordinary course of business of the Servicer.

(s)Organizational Documents.  The Borrower shall only amend, alter, change or repeal its Certificate of Incorporation with the prior written consent of the Deal Agent.

(t)Post-Closing Covenant. The Borrower shall obtain the sales finance company licenses for the states of Maryland and Pennsylvania no later than sixty (60) days after the Closing Date.

Section 5.2. Negative Covenants of the Borrower.  From the date hereof until the Collection Date:

(a)Other Business.  Borrower will not:  (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents; or (iii) form any Subsidiary or make any Investments in any other Person.

(b)Loans Not to Be Evidenced by Instruments.  The Borrower will take no action to cause any Loan that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c)Security Interests.  The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on any Loan, Contract, Related Security or any other Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder.  The Borrower will promptly notify the Collateral Agent of the existence of any Lien on any Loan, Contract, Related Security or any other Collateral and the Borrower shall defend the right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans, Contracts, Related Security and other Collateral, against all claims of third parties.

(d)Mergers, Acquisitions, Sales, etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).

(e)Distributions.  The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash or stock dividends on its capital stock.

(f)Change of Name or Location of Records Files.  The Borrower shall not (x) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 13.2 or (y) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral; provided, that, Credit Acceptance may move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).

(g)Accounting of the Contribution Agreement.  The Borrower will not account for or treat (whether in financial statements or otherwise) the transaction contemplated by the Contribution Agreement in any manner other than as a contribution, or absolute assignment, of the Loans and related assets by the Originator to the Borrower.

(h)ERISA Matters.  The Borrower will not:  (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(i)Certificate of Incorporation; Contribution Agreement.  The Borrower will not amend, modify, waive or terminate any provision of its Certificate of Incorporation or the Contribution Agreement.  The Borrower will not take any action under the Contribution Agreement which would have a Material Adverse Effect.

(j)Changes in Payment Instructions to Obligors.  The Borrower will not make any change, or permit Servicer to make any change, in its instructions to Obligors regarding where payments in respect of Contracts are to be made to Borrower or Servicer, unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto.

(k)Extension or Amendment.  The Borrower will not, except as otherwise permitted hereunder or by law, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Dealer Agreement, Loan or Contract; provided, however, the Dealer Agreements may be amended in connection with the closing of or opening of a pool.

(l)Collection Guidelines.  The Borrower will not permit the amendment, modification, restatement or replacement, in whole or in part, of the Collection Guidelines, which change would materially impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.

(m)No Assignments.  The Borrower will not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of its rights, obligations or duties under this Agreement without the prior written consent of the Deal Agent.

(n)Special Purpose Entity.  The Borrower has not and shall not:

(i)engage in any business or activity other than the purchase and receipt of Loans and related assets from the Originator under the Contribution Agreement, the pledge of Loans and related assets under the Transaction Documents and such other activities as are incidental thereto;

(ii)acquire or own any material assets other than (A) the Loans and related assets from the Originator under the Contribution Agreement and (B) incidental property as may be necessary for the operation of the Borrower;

(iii)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Deal Agent’s consent;

(iv)fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its Certificate of Incorporation, or fail to observe corporate formalities;

(v)own any subsidiary or make any investment in any Person without the consent of the Deal Agent;

(vi)commingle its assets or funds with the assets or funds of any of its Affiliates, or of any other Person, except for (A) Dealer Collections, (B) erroneous deposits or (C) prior to the identification and separation of such funds or assets by the Servicer in accordance with the Servicer’s normal and customary business practices;

(vii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Lender hereunder or in conjunction with a repayment of Aggregate Unpaids owed to the Lender, (B) indebtedness to the Originator under the Contribution Agreement in respect of the purchase of Loans (which indebtedness, if any, shall be subordinate to the indebtedness arising hereunder), and (C) trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

(viii)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix)fail to maintain its records, books of account and bank accounts separate and apart from those of its principal and Affiliates, and any other Person;

(x)enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or Affiliates;

(xi)seek its dissolution or winding up in whole or in part;

(xii)fail to correct any known misunderstandings regarding the separate identity of Borrower or Affiliate thereof or any other Person;

(xiii)guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv)make any loan or advances to any third party, including Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);

(xv)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its Affiliates);

(xvi)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii)file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii)share any common logo with or hold itself out as or be considered as a department or division of (A) any of its Affiliates or (B) any other Person;

(xix)permit any transfer (whether in any one or more transactions) of more than a 49% direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Deal Agent an acceptable non-consolidation opinion;

(xx)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;

(xxi)fail to pay its own liabilities and expenses only out of its own funds;

(xxii)fail to pay the salaries of its own employees in light of its contemplated business operations;

(xxiii)acquire the obligations or securities of its Affiliates or stockholders;

(xxiv)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv)to the extent it has invoices or checks, fail to use separate invoices or checks bearing its own name;

(xxvi)pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Lender hereunder;

(xxvii)fail at any time to have at least two (2) independent directors (each, an “Independent Director”) on its board of directors that (A) is not and has not been for at least five (5) years a director, officer, employee, trade creditor or shareholder (or spouse, parent, sibling or child of the foregoing) of (I) the Servicer, (II) the Borrower, or (III) any Affiliate of the Servicer or Borrower; provided, however, such Independent Director may be an independent director or manager of another special purpose entity affiliated with the Servicer, and (B) has, (I) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (II) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities;

(xxviii)fail to provide that the unanimous consent of all directors (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and

(xxix)take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Skadden, Arps, Slate, Meagher & Flom LLP, delivered on the Closing Date, upon which the conclusions expressed therein are based.

Section 5.3. Covenant of the Borrower Relating to the Hedging Agreement.  At all times during, on and after the Initial Funding until the Collection Date, a Hedging Agreement shall be in place.  With respect to any Hedge Counterparty, in the event that Moody’s or S&P reduces such Hedge Counterparty’s long-term unsecured debt rating below the Long-term Rating Requirement, or reduces such Hedge Counterparty’s short-term unsecured debt rating below the Short-term Rating Requirement, the Borrower shall effect the replacement of such Hedge Counterparty with a counterparty meeting the definition of “Hedge Counterparty” not later than 30 calendar days following such rating reduction unless otherwise consented to in writing by the Deal Agent.

Section 5.4. Affirmative Covenants of the Servicer.  From the date hereof until the Collection Date:

(a)Compliance with Law.  The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Loans and the Dealer Agreements or any part thereof.

(b)Preservation of Existence.  The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)Obligations and Compliance with Loans and Contracts.  The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and each Contract and will do nothing to impair the rights of the Collateral Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

(d)Keeping of Records and Books of Account.  The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

(e)Preservation of Security Interest.  The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral.  In its capacity as Custodian, it will maintain possession of the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).

(f)Collection Guidelines.  (i) The Servicer will (a) comply in all material respects with the Collection Guidelines in regard to each Loan and Contract, and (b) furnish to the Deal Agent quarterly, prompt notice of any material change in the Collection Guidelines and will deliver a copy of such changes to the Deal Agent, quarterly.

(ii)The Servicer will not agree to or otherwise permit to occur any material change in the Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or remedies of the Deal Agent, the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.

(g)Amortization Events and Termination Events.  The Servicer will furnish to the Deal Agent, as soon as possible and in any event within two (2) Business Days after the occurrence of each Amortization Event, each Termination Event and each Unmatured Termination Event, a written statement of the chief financial officer or treasurer of the Servicer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.

(h)Other.  The Servicer will furnish to the Deal Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Borrower or the Servicer as the Deal Agent or the Collateral Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement.

(i)Losses, Etc.  In any suit, proceeding or action brought by the Collateral Agent or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Deal Agent, the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under a Loan or Contract, arising out of a breach by the Servicer of any obligation under the related Loan or Contract or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against the Deal Agent, the Collateral Agent or any Secured Party.

(j)Notice of Liens.  The Servicer shall advise the Collateral Agent and the Deal Agent promptly, in reasonable detail of: v(i) any Lien asserted or claim made against any portion of the Collateral; (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) the occurrence of any other event which would have a Material Adverse Effect.

(k)Realization on Loans or Contracts.  In the event that the Servicer realizes upon any Loan or Contract, the methods utilized by the Servicer to realize upon such Loan or Contract or otherwise enforce any provisions of such Loan or Contract will not subject the Servicer, the Borrower, any Secured Party, the Deal Agent or the Collateral Agent to liability under any federal, state or local law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of the Credit Guidelines, the Collection Guidelines, Applicable Law and, in the case of Credit Acceptance, this Agreement, and in the case of the Backup Servicer if it has become the Servicer, the Backup Servicing Agreement.

(l)Backup Servicing Agreement.  The Servicer shall provide the Backup Servicer with all information, data and reports as required by the terms of the Backup Servicing Agreement.

(m)Change in Accounting Policies or Debt Rating.  The Servicer shall notify the Collateral Agent of any material change in or amendment to the Servicer’s accounting policies within ten (10) days after the date such change or amendment has been made.  Within five (5) days after the date of any change in the Borrower’s or Credit Acceptance’s public or private debt ratings, if any, a written certification of the Borrower’s or Credit Acceptance’s public and private debt ratings after giving effect to any such change.

(n)Monthly Reports.  Not later than the Determination Date preceding each Payment Date, the Servicer will furnish to the Deal Agent, the Collateral Agent and the Backup Servicer a Monthly Report relating to the immediately preceding Collection Period.

Section 5.5. Negative Covenants of the Servicer.  From the date hereof until the Collection Date.

(a)Mergers, Acquisition, Sales, etc.  The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)the Servicer has delivered to the Deal Agent and the Backup Servicer an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Deal Agent may reasonably request;

(ii)the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Deal Agent; and

(iii)after giving effect thereto, no Termination Event, Unmatured Termination Event or Servicer Termination Event or event that with notice or lapse of time, or both, would constitute a Servicer Termination Event shall have occurred.

(b)Change of Name or Location of Records.  The Servicer shall not (x) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Loans from the location referred to in Section 13.2 or (y) move, or consent to the Custodian moving, the Records from the location thereof on the Closing Date, unless the Servicer has given at least thirty (30) days’ written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent as agent for the Secured Parties in the Collateral; provided, that, Credit Acceptance may move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(iii).

(c)Change in Payment Instructions to Obligors.  The Servicer will not make any change in its instructions to Obligors regarding where payments in respect of Contracts are to be made, unless the Deal Agent has consented to such change and has received duly executed documentation related thereto.

(d)No Instruments.  The Servicer shall take no action to cause any Loan to be evidenced by any Instrument.

(e)No Liens.  The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on the Collateral or any interest therein; the Servicer will notify the Collateral Agent and the Deal Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

(f)Information.  The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Deal Agent or the Collateral Agent might have with respect to the administration of the Loans.

(g)Consent.  The Servicer will promptly advise the Borrower, the Backup Servicer, the Deal Agent and the Collateral Agent of any inquiry received from an Obligor which requires the consent of the Borrower, the Deal Agent or the Collateral Agent.

(h)Credit Guidelines and Collection Guidelines.  The Servicer will not amend, modify, restate or replace in any material way the Credit Guidelines or the Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent.

Section 5.6. Negative Covenants of the Backup Servicer.  From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicer Fee without the prior written approval of the Deal Agent.

Article VI

Administration and Servicing of Contracts

Section 6.1. Servicing.  (a) The Borrower, the Deal Agent and the Collateral Agent hereby appoint Credit Acceptance as servicer hereunder and Credit Acceptance hereby accepts such appointment and agrees to manage, collect and administer each of the Loans and Contracts as Servicer.  In the event of a Servicer Termination Event, the Deal Agent shall have the right to terminate Credit Acceptance as servicer hereunder.  Upon termination of Credit Acceptance as servicer of the Loans pursuant to Section 6.11 hereof, the Deal Agent shall have the right to appoint a Successor Servicer and enter into a servicing agreement with such Successor Servicer at such time and exercise all of its rights under Section 6.3 hereof.  Such servicing agreement shall specify the duties and obligations of such

Successor Servicer, and all references herein to the Servicer shall be deemed to refer to such Successor Servicer.

(b)The Borrower shall cause the Servicer to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt.  The Servicer agrees to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt.

(c)On or before 120 days after the end of each fiscal year of the Servicer, beginning with the fiscal year ending December 31, 2011, the Servicer shall cause a firm of independent public accountants (who may also render other services to the Servicer or the Borrower) to furnish a report to the Collateral Agent, the Deal Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Reports delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Servicer’s records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Reports reconciles with the information contained in the Loans and the Contracts and the Servicer’s records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement and (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

Section 6.2. Duties of the Servicer and Custodian.  (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Collection Guidelines and Credit Guidelines, it being understood that there shall be no recourse to the Servicer with regard to the Loans and Contracts except as otherwise provided herein and in the other Transaction Documents.  In performing its duties as Servicer, the Servicer shall use the same degree of care and attention it employs with respect to similar contracts and loans which it services for itself or others.  Each of the Borrower, the Deal Agent, the Collateral Agent and the Secured Parties hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Collateral.  The Servicer shall hold in trust for the Secured Parties all Records and any amounts it receives in respect of the Collateral.  In the event that a Successor Servicer is appointed, the outgoing Servicer shall deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

(b)The Servicer, if other than Credit Acceptance, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or a Contract.

(c)(i) The Borrower, Deal Agent and Collateral Agent hereby revocably appoint Credit Acceptance as custodian, and Credit Acceptance hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (in such capacity together with its successors in such capacity, the “Custodian”).  The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within 2 Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

(ii)The Custodian shall within 180 days after the Closing Date or Funding Date, as applicable, review 100% of the Contract Files to verify the presence of the original retail installment contract and security agreement and/or installment loans with respect to each Contract, provided, however, that the Certificate of Title or other evidence of lien with respect to a Contract need not be verified.  If the number of Contracts for which any of the foregoing documents have not been delivered to the Custodian within 180 days of the Closing Date or relevant Funding Date, as the case may be, or corrected (each such Contract, a “Nonconforming Contract”), exceeds 2% of the aggregate Contract Files required to be reviewed pursuant to this Section 6.2(c)(ii), the Borrower shall make a deposit to the Reserve Account only with respect to the excess number of Nonconforming Contracts, in an amount equal to the related Nonconforming Contract Payment Amount.  Once per month, the amount on deposit in the Reserve Account in respect of Nonconforming Contracts shall be adjusted to account for increases or decreases in the excess number of Nonconforming Contracts and for changes in the Outstanding Balance of such Nonconforming Contracts.  The Borrower shall, in the case of an increase, promptly deposit to the Reserve Account the amount of any such increase.  In the case of a decrease, the amount of any such decrease shall be deemed to be part of the Excess Reserve Amount.  During the Revolving Period, payments required under this Section 6.2(c)(ii) shall not be required if the Aggregate Loan Amount is equal to or less than the Borrowing Base by the amount of the payment that would otherwise be required to be made by this clause.

(iii)The Custodian agrees to maintain the Contract Files and Records which are delivered to it at the offices of the Custodian as shall from time to time be identified to the Deal Agent by written notice.  Subject to the foregoing, Credit Acceptance may temporarily (or permanently, in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.

(iv)The Custodian shall have the following powers and perform the following duties:

(A)hold the Contract Files and Records for the benefit of the Secured Parties and maintain a current inventory thereof; and

(B)carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records will be maintained.

In performing its duties as custodian, the Custodian agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar Contracts or Loans owned or held by it for its own account or for any other Person.

(v)Credit Acceptance shall have the obligation (i) to physically segregate the Contract Files from the other custodial files it is holding for its own account or on behalf of any other Person and (ii) to physically mark the Contract folders to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder.

(d)(i) If (A) an Unsatisfactory Audit occurs or (B) a Servicer Termination Event or potential Servicer Termination Event occurs, the Deal Agent shall have the right to terminate Credit Acceptance as the Custodian hereunder and the Deal Agent shall have the right to appoint a successor Custodian hereunder who shall assume all the rights and obligations of the “Custodian” hereunder.  On the effective date of the termination of Credit Acceptance as Servicer, Credit Acceptance shall be released of all of its obligations as Custodian arising on or after such date.  The Contract Files and Records shall be delivered by Credit Acceptance to the successor Custodian, on or before the date which is two (2) Business Days prior to such date.

(ii)Upon the occurrence of a Servicer Termination Event or potential Servicer Termination Event, the Servicer and the Borrower shall, at the request of the Deal Agent, in its sole discretion, take all steps necessary to cause the Certificate of Title or other evidence of ownership of each Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder.  Any costs associated with such revision of the Certificate of Title (“Reliening Expenses”) shall be paid by the Servicer and, to the extent such costs are not paid by the Servicer, such unpaid costs shall be recovered as described in Section 2.6 hereof.  In no event shall the Collateral Agent be required to expend funds in connection with this Section 6.2(d).

(iii)The Custodian shall provide to the Deal Agent access to the Contract Files and Records and all other documentation regarding the Contracts, Dealer Agreement and the Loans and the related Financed Vehicles in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations to review such documentation, such access being afforded without charge.

(e)Two times per calendar year, at the expense of the Servicer, the Deal Agent may review the Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Dealer Agreements and Contracts and Contract Files in conjunction with such a review.  On and after the occurrence of a Termination Event or Servicer Termination Event, the Deal Agent may conduct such reviews and audits without limitation, at the Servicer’s expense.

Section 6.3. Rights After Designation of Successor Servicer.  At any time following the designation of a Successor Servicer pursuant to Section 6.12(a):

(i)The Collateral Agent may intercept payments made by or on behalf of Obligors and direct that payment of all amounts payable under any Loan or Contract be made directly to the Collateral Agent or its designee; provided, that the Collateral Agent shall pay to any Dealer, to the extent to which such Dealer is entitled, all related Dealer Collections.

(ii)The Borrower shall, at the Collateral Agent’s request and at the Borrower’s expense, give notice of the Collateral Agent’s interest in the Loans and Contracts to each Obligor and direct that payments be made directly to the Collateral Agent or its designee.

(iii)The Borrower shall, at the Collateral Agent’s request and at the Borrower’s expense, (A) assemble all of the records relating to the Collateral, including all Records with respect to the Loans and Contracts, and shall make the same available to the Collateral Agent at a place selected by the Collateral Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but in any event within two (2) Business Days, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.

(iv)The Borrower hereby authorizes the Collateral Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Loans and Contracts.

Section 6.4. Responsibilities of the Borrower.  Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans and Contracts to the same extent as if a security interest in such Loans and Contracts had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 6.5.Reports.

(a)Monthly Report.  On each Determination Date, the Servicer shall deliver to the Deal Agent and the Collateral Agent a report in substantially the form of Exhibit B attached hereto (the “Monthly Report”) for the related Collection Period.  The Deal Agent shall provide to the Borrower, the Servicer and the Backup Servicer by the third Business Day prior to each Payment Date, information relating to the amount of each obligation which comprises Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts for such Collection Period.  The Monthly Report shall specify whether an Amortization Event, Termination Event or Unmatured Termination Event has occurred with respect to the Collection Period preceding such Determination Date.  Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein.  Each Monthly Report shall be certified by a Responsible Officer of the Servicer.

(b)Credit Agreement.  The Servicer shall deliver to the Deal Agent all reports or certificates required to be delivered under Section 7.3 of the Credit Agreement at the times set forth therein.

(c)Financial Statements.  The Servicer will submit to the Deal Agent, the Collateral Agent and the Backup Servicer, within 60 days of the end of each of its fiscal quarters, commencing September 30, 2011 unaudited financial statements as of the end of each such fiscal quarter.  The Servicer will submit to the Deal Agent and the Collateral Agent, within 120 days of the end of each of its fiscal years, commencing with the fiscal year ending December 31, 2011 audited financial statements as of the end of each such fiscal year.  The Servicer will submit to the Deal Agent, the Collateral Agent and the Backup Servicer an analysis of the static pool performance of Credit Acceptance for each fiscal quarter.

(d)Annual Statement as to Compliance.  The Servicer will provide to the Deal Agent and the Collateral Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2011, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event).

(e)Loss Rate Report.  On each Quarterly Determination Date, the Servicer shall deliver to the Deal Agent and the Collateral Agent a report in form and substance reasonably satisfactory to the Deal Agent which sets forth the loss rate as of the most recent month-end in respect of the Servicer’s entire dealer loans portfolio which shall be aggregated by Dealer.

(f)Forecasted Collections. On each Quarterly Determination Date, the Servicer will submit to the Deal Agent a report setting forth the Forecasted Collections as of the most recent month-end in respect of all Loans which are part of the Collateral.

Section 6.6. Additional Representations and Warranties of Credit Acceptance as Servicer.  Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent and the Deal Agent as of the Closing Date and the Funding Date, that the only material servicing computer systems and related software utilized by the Servicer to service the Loans and Contracts are:  (i) provided by Ontario Systems Corporation under an agreement (and related nonexclusive license) and related letter agreements dated May 18, 2001, as amended from time to time, and (ii) the “loan servicing system” software developed by Credit Acceptance, which is owned by Credit Acceptance.  Should the Servicer or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to the Servicer or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.

Section 6.7.Establishment of the Accounts.

(a)Establishment of the Collection Account and Reserve Account.  The Servicer shall cause to be established, on or before the Closing Date, and maintained in the name of the Collateral Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company (i) a segregated corporate trust account entitled “Collection Account for BMO, as collateral agent for the Secured Parties” (the “Collection Account”) and (ii) a segregated corporate trust account entitled “Reserve Account for BMO, as collateral agent for the Secured Parties” (the “Reserve Account”), in each case, over which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which none of the Originator, the Servicer or the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).

(b)Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check or other form of payments that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any payment in respect of which a dishonored check or other form of payments is received shall be deemed not to have been paid.

(c)Eligible Investments.  Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such amounts shall be invested in Permitted Investments described in clause (g) of the definition thereof.  Any such written directions shall specify the particular investment to be made and shall certify that such investment is a Permitted Investment and is permitted to be made under this Agreement.  Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Permitted Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period.  No Permitted Investment may be liquidated or disposed of prior to its maturity.  All proceeds of any Permitted Investment shall be deposited in the Collection Account or the Reserve Account, as applicable.  Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date.  Realized losses, if any, on amounts invested in Permitted Investments shall be charged against investment earnings on amounts on deposit in the Collection Account or the Reserve Account, as applicable.

Section 6.8. Payment of Certain Expenses by Servicer.  The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower.  The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Credit Acceptance Payment Account.  The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 6.9. Annual Independent Public Accountant’s Servicing Reports.  The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Deal Agent, within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2011:  (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans and Contracts included in the Collateral, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures, as set forth in Section 6.1(c) (which procedures shall have been approved by the Deal Agent) to certain documents and records relating to the Loans under any Transaction Document, compared the information contained in the Monthly Reports delivered during the period covered by such report which such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement.

Section 6.10. The Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties hereby imposed on it hereunder except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.  Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Deal Agent, the Collateral Agent and the Backup Servicer.  No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.12.

Section 6.11. Servicer Termination Events.  If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing:

(a)any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement or any other Transaction Document, other than any such failure resulting from an administrative or technical error of the Servicer in the amount so paid, transferred or deposited; provided that within one (1) Business Day after the Servicer becomes aware that, as a result of an administrative or technical error of the Servicer, any amount previously paid, transferred or deposited by the Servicer was less than the amount required to be paid, transferred or deposited by the Servicer, the Servicer pays, transfers or deposits the amount of such shortfall;

(b)any failure by the Servicer to give instructions or notice to the Deal Agent as required by this Agreement or any other Transaction Document, or to deliver any required Monthly Report or other required reports hereunder on or before the date occurring two (2) Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the relevant Transaction Document;

(c)any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents (other than as set forth in clauses (a) or (b) above) to which the Servicer is a party, which continues unremedied for a period of 10 days;

(d)any material representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made;

(e)an Insolvency Event shall occur with respect to the Servicer;

(f)any delegation of the Servicer’s duties that is not permitted by Section 7.1;

(g)any financial information related to the Collateral reasonably requested by the Deal Agent, the Collateral Agent or the Lender as provided herein is not reasonably provided as requested;

(h)the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $5,000,000 in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(i)the Servicer shall fail to pay any principal of or premium or interest on any indebtedness in an aggregate outstanding principal amount of $5,000,000 or more (“Material Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(j)any change in the control of the Servicer that takes the form of either a merger or consolidation in which the Servicer is not the surviving entity;

(k)a Material Adverse Effect shall have occurred;

(l)a Termination Event shall have occurred and such Termination Event has not been waived by the Deal Agent; or

(m)the occurrence of the thirtieth (30th) day after the end of the fiscal quarter in which a breach of any covenant set forth in Sections 7.5, 7.6 and 7.7 of the Credit Agreement shall occur unless prior to such date, such breach is cured or waived by the Deal Agent in the Deal Agent’s sole discretion;

then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied, within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Deal Agent may, or at the direction of the Lender shall, by written notice to the Servicer (with a copy to the Backup Servicer) (a “Servicer Termination Notice”), terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.12. Appointment of Successor Servicer.  (a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.11 or Section 9.2, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent.  The Deal Agent may at the time described in the immediately preceding sentence at the direction of the Lender appoint the Backup Servicer by written notice as the Servicer hereunder, and the Backup Servicer shall on such date (which date shall be no less than 30 days after receipt of such written notice) assume all obligations of the Servicer hereunder (except as specifically set forth herein or in the Backup Servicing Agreement), and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.  In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Deal Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”) who shall be acceptable to the Deal Agent and the Lender and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent.  In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.

(b)Upon its assumption as Successor Servicer, the Backup Servicer (except as specifically set forth herein or in the Backup Servicing Agreement and subject to Section 6.12(a)) or any other Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and the other Transaction Documents to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable.  In no event shall the Backup Servicer be liable for any actions or omissions of any predecessor Servicer.

(c)All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.  The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Loans and the Contracts.

(d)Within 30 days of receiving notice that the Backup Servicer is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.12 the Backup Servicer will begin the transition to its role as Servicer.

Section 6.13. Responsibilities of the Borrower.  Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans to the same extent as if a security interest in such Loans had not been granted hereunder and (ii) pay when due, from funds available to the Borrower under Section 2.6 hereto, any taxes.  Neither the Deal Agent, Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 6.14. Segregated Payment Account.  Upon the occurrence of a Servicer Termination Event, a potential Servicer Termination Event or an Unsatisfactory Audit, the Deal Agent shall have the right to require the Borrower and the Servicer (i) to establish a segregated payment trust account in the name of the Collateral Agent for Collections related to the Collateral and (ii) to direct all Obligors to make payments into such account.

Article VII

Backup Servicer

Section 7.1. Designation of the Backup Servicer.  The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer under the Backup Servicing Agreement, which shall be Wells Fargo.

Section 7.2. Duties of the Backup Servicer.  On or before the Closing Date, and until its removal pursuant to the Backup

Servicing Agreement, the Backup Servicer shall perform, the duties and obligations set forth in the Backup Servicing Agreement.

Section 7.3. Backup Servicing Compensation.  As compensation for its backup servicing activities hereunder and under the Backup Servicing Agreement, the Backup Servicer shall be entitled to receive the Backup Servicing Fee pursuant to the provisions of Section 2.6(a).  The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of: (i) it becoming the Successor Servicer; (ii) its removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement; or (iii) the termination of this Agreement.

Article VIII

Security Interest

Section 8.1. Security Agreement.  (a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law.

(b)The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral and Proceeds thereof without the signature of the Borrower where permitted by law.  A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.2. Release of Lien.  At the same time as any Loan by its terms and all amounts in respect thereof has been paid by the related Obligor and deposited in the Collection Account, the Collateral Agent as agent for the Secured Parties will, to the extent requested by the Servicer, release its interest in such Loan and Related Security.  The Collateral Agent as agent for the Secured Parties will after the deposit by the Servicer of the proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect such release and transfer; provided, that the Collateral Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan and Related Security in connection with such sale or transfer and assignment.

Section 8.3. Further Assurances.  The provisions of Section 13.12 shall apply to the security interest granted under Section 2.2(a) as well as to each Funding hereunder.

Section 8.4. Remedies.  Upon the occurrence of a Termination Event, the Deal Agent, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 2.2(a), and in addition to all other rights and remedies available to the Deal Agent, the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 8.5. Waiver of Certain Laws.  Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where all or any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of all any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent, the Collateral Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent, the Collateral Agent or such court may determine.

Section 8.6. Power of Attorney.  The Borrower hereby irrevocably appoints the Collateral Agent and the Servicer and any Successor Servicer as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement.  Nevertheless, if so requested by the Deal Agent, the Servicer, any Successor Servicer, the Collateral Agent or a purchaser of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent, the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE IX

TERMINATION EVENTS

Section 9.1. Termination Events.  The following events shall be termination events (“Termination Events”) hereunder:

(a)on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which Payment Rate was calculated is less than 4.0%; or

(b)the Aggregate Loan Amount exceeds, for a period of two (2) Business Days or more, the sum of (i) all amounts on deposit in the Collection Account that would be available to be distributed to the Lender on such date pursuant to clause (vi) or (viii), as applicable, of Section 2.6(a) hereof if such date was a Payment Date, and (ii) the Borrowing Base; or

(c)on any Determination Date, the average Net Yield Percentage for the preceding three (3) Collection Periods with respect to which Net Yield Percentage was calculated is less than 1.0%; or

(d)a Servicer Termination Event occurs and is continuing; or

(e)(i) failure on the part of the Borrower or the Originator to make any payment or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made; or

(ii)failure on the part of the Borrower or the Originator to observe or perform any of its covenants or agreements set forth in this Agreement or any Transaction Document and such failure continues unremedied for more than five (5) Business Days after written notice to the Borrower or the Originator; or

(f)any representation or warranty made or deemed to be made by the Borrower or the Originator under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the Borrower or the Originator to the Deal Agent or the Collateral Agent to identify Loans or Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered; or

(g)the occurrence of an Insolvency Event relating to the Originator, the Borrower or the Servicer; or

(h)the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended or the arrangements contemplated by the Transaction Document shall require registration as an “investment company” within the meaning of the 40 Act; or

(i)a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower, contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or

(j)there shall exist any event or occurrence that has a reasonable possibility of causing a Material Adverse Effect; or

(k)the Borrower, the Servicer or Credit Acceptance shall enter into any merger, consolidation or conveyance transaction, unless in the case of Credit Acceptance or the Servicer, the Servicer or Credit Acceptance, as applicable, is the surviving entity; or

(l)the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or

(m)the Collateral Agent, as agent for the secured parties, shall fail for any reason to have a first priority perfected security interest in the Collateral; or

(n)any Change-in-Control shall occur; or

(o)(i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer, (ii) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or

(p)Credit Acceptance shall fail to pay any principal of or premium or interest on any Material Debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

(q)Collections are less than 75.0% of Forecasted Collections for any three consecutive Collection Periods.

Section 9.2. Remedies.  (a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 9.1(g), the Deal Agent may, or at the direction of the Lender shall, by notice to the Borrower declare the Termination Date to have occurred.

(b)Upon the occurrence of a Termination Event described in Section 9.1(g), the Termination Date shall automatically occur.

(c)Upon any Termination Date that occurs following a Termination Event pursuant to this Section 9.2: (i) the applicable Interest Rate on the Aggregate Loan Amount shall be equal to the Default Rate; (ii) the Deal Agent may, or at the direction of the Lender shall, by delivery of a Servicer Termination Notice, terminate the Servicer; and (iii) the Deal Agent may, or at the direction of the Lender shall, declare the entire outstanding principal amount of the Note be immediately due and payable.  The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

(d)If the Note has been declared due and payable pursuant to Section 9.2(c), the Collateral Agent may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.

(e)Upon the occurrence of an Amortization Event or the declaration of the Termination Date, the Borrower may not request and the Lender shall not be required to effect any Funding.

Article X

Indemnification

Section 10.1. Indemnities by the Borrower.  (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Lender, the Secured Parties, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Aggregate Loan Amount or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Loans due to credit problems of the Obligors (except as otherwise specifically provided in this Agreement).  If the Borrower has made any indemnity payment pursuant to this Section 10.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)any Contract or Loan treated as or represented by Credit Acceptance to be an Eligible Loan or an Eligible Contract that is not at the applicable time an Eligible Loan or an Eligible Contract;

(ii)reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii)the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement, Purchase Agreement, any Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;

(iv)the failure to vest and maintain vested in the Collateral Agent for the Secured Parties a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien whether existing at the time of any Funding or at any time thereafter;

(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of the Funding or at any subsequent time;

(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii)any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower to perform its respective duties under the Loans;

(viii)the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(ix)any repayment by the Deal Agent or a Secured Party of any amount previously distributed in reduction of the Aggregate Loan Amount or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Deal Agent or a Secured Party believes in good faith is required to be repaid;

(x)the commingling of Collections of the Collateral at any time with other funds;

(xi)any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Funding or the funding of or maintenance of the Aggregate Loan Amount or in respect of any Loan or Contract;

(xii)any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of the Loans, Related Security or any portion thereof or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xiii)the use of the Proceeds of the Funding in a manner other than as provided in this Agreement and the Contribution Agreement; or

(xiv)the failure of the Borrower or any of its agents or representatives to remit to the Servicer, the Deal Agent, the Collateral Agent or any other Secured Party, any Collections of the Collateral remitted to the Borrower or any such agent or representative.

(b)Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the relevant Indemnified Party on the next Payment Date.

(c)The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, the Lender or the Backup Servicer or the termination of this Agreement.

Section 10.2. Indemnities by the Servicer.  (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to:  (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made; (ii) the failure by the Servicer to comply with any Applicable Law; (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement or any other Transaction Document to which it is a party; (iv) any litigation, proceedings or investigation against the Servicer; (v) the commingling of Collections at any time with other funds; or (vi) the failure of the Servicer or any of its agents or representatives to remit to the Collection Account, the Deal Agent or the Collateral Agent any Collections or Proceeds of the Collateral.  The provisions of this indemnity shall run directly to and be enforceable by an Indemnified Party subject to the limitations hereof.

(b)Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Servicer to the relevant Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c)The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible Contracts.

(d)The obligations of the Servicer under this Section 10.2 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, the Lender or the Backup Servicer and the termination of this Agreement.

(e)Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

Section 10.3. After-Tax Basis.  Indemnification under Sections 10.1 and 10.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

Article XI

The Deal Agent and the Collateral Agent

Section 11.1. Authorization and Action.  (a) Each Secured Party hereby designates and appoints BMO Capital Markets as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent.  In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.  The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of the Deal Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

(b)Each Secured Party hereby designates and appoints Bank of Montreal as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist for the Collateral Agent.  In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.  The Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of the Collateral Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

Section 11.2. Delegation of Duties.  (a) The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b)The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3. Exculpatory Provisions.  (a) Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III.  The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.  The Deal Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Deal Agent has received notice from the Borrower or a Secured Party.

(b)Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III.  The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.  The Collateral Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Collateral Agent has received notice from the Borrower or a Secured Party.

Section 11.4. Reliance.  (a) The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent.  The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of all of the Secured Parties, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties.  The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of all of the Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b) The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent.  The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of all of the Secured Parties, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of all of the Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 11.5. Non-Reliance on Deal Agent and Collateral Agent.  Each Secured Party expressly acknowledges that neither the Deal Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent, the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent or the Collateral Agent.  Each Secured Party represents and warrants to the Deal Agent or the Collateral Agent that it has and will, independently and without reliance upon the Deal Agent, Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedging Agreement, as the case may be.

Section 11.6. Reimbursement and Indemnification.  The Lender agrees to reimburse and indemnify the Deal Agent, Collateral Agent and each of their respective officers, directors, employees, representatives and agents ratably according to their pro rata shares, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Deal Agent, acting in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Deal Agent, in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent and acting on behalf of the Secured Parties, in connection with the administration and enforcement of this Agreement.

Section 11.7. Deal Agent and Collateral Agent in their Individual Capacities.  The Deal

Agent, the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent or the Collateral Agent were not the Deal Agent or the Collateral Agent hereunder.  With respect to each Funding pursuant to this Agreement, the Deal Agent, the Collateral Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as the Lender and may exercise the same as though it were not the Deal Agent or the Collateral Agent, as the case may be, and the term “Lender” shall include the Deal Agent or the Collateral Agent, as the case may be, in its individual capacity.

Section 11.8. Successor Deal Agent or Collateral Agent.  (a) The Deal Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Deal Agent will, upon the direction of all of the Secured Parties resign as Deal Agent.  If the Deal Agent shall resign, then the Secured Parties, during such 5-day period shall appoint a successor agent.  If for any reason no successor Deal Agent is appointed by the Secured Parties during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Deal Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party.  After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article X and Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.

(b)The Collateral Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Collateral Agent will, upon the direction of all of the Secured Parties resign as Collateral Agent.  If the Collateral Agent shall resign, then the Secured Parties, during such 5-day period shall appoint a successor agent.  If for any reason no successor Collateral Agent is appointed by the Secured Parties during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article X and Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

Article XII

Assignments; Participations

Section 12.1. Assignments and Participations.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and (ii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder to anyone other than an Eligible Assignee; provided, that the Lender shall provide notice of such assignment to the Borrower.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, or any participants to the extent provided in Section 12.1(b) hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)The Lender shall have the right to grant participations in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it) to one or more other banking institutions (each such person a “Participant”), and such Participants shall be entitled to the benefits of this Agreement, including, without limitation, Sections 2.10 and 2.11 hereof, to the same extent as if they were a direct party hereto; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and provided further that no such Participant shall be entitled to receive payment hereunder of any amount greater than the amount which would have been payable had the Lender not granted a participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Upon the grant of a participation of the Lender’s rights and/or obligations under this Agreement, the Lender will promptly notify the Borrower of the Participant and the proportionate amount granted under such participation.

(c)Nothing herein shall prohibit the Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 12.1(a) or Section 12.1(b).

Article XIII

Miscellaneous

Section 13.1. Amendments and Waivers.  No amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Deal Agent, the Collateral Agent and the Lender; provided, however, that no such amendment, waiver or modification shall affect the rights or obligations of any Hedge Counterparty or the Backup Servicer without the written agreement of such Person, and provided, further, that the Borrower shall provide the Backup Servicer with prior written notice of any amendment which is not required to be agreed to by the Backup Servicer.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 13.2. Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing

(including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof, or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article XIII shall not be effective until received with respect to any notice sent by mail or telex.

Section 13.3. Ratable Payments.  If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 10.1 in a greater proportion than that received by any other Secured Party), such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.  No failure on the part of the Deal Agent, the Collateral Agent, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of 2.6(a)(i) and 2.6(a)(xi) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 13.6. Term of this Agreement.  This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V, and the Servicer’s representations, warranties and covenants set forth in Articles V and VI hereof, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article X and Article XI and the provisions of Section 13.10 and Section 13.11 shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of the Parties hereto and each Hedge Counterparty hereby agrees to the non-exclusive jurisdiction of any federal court located within the State of New York.  Each of the parties hereto and each secured party hereby waives any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in any of the aforementioned courts and consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

Section 13.8. Waiver of Jury Trial.  To the extent permitted by applicable law, each of the parties hereto and each hedge counterparty hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between the parties hereto arising out of, connected with, related to, or incidental to the relationship between any of them in connection with this Agreement or the transactions contemplated hereby.  Instead, any such dispute resolved in court will be resolved in a bench trial without a jury.

Section 13.9. Costs, Expenses and Taxes.  (a) In addition to the rights of indemnification granted to the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article X hereof, the Borrower agrees to pay on demand all costs and expenses of the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Backup Servicer, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (including any Hedging Agreement).

(b)The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents, or the other documents to be delivered hereunder.

Section 13.10. No Proceedings.  Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11. Recourse Against Certain Parties.  No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.  The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12. Protection of Right, Title and Interest in Assets; Further Action Evidencing the Funding.  (a) Each of the Borrower and the Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Collateral Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Collateral Agent as agent for the Secured Parties hereunder to all property comprising the Collateral.  Each of the Borrower and the Servicer shall deliver to the Collateral Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b)Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Collateral Agent may reasonably request in order to perfect, protect or more fully evidence the Funding hereunder, or to enable the Collateral Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c)If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Collateral Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Collateral Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article X, as applicable.  The Borrower irrevocably authorizes the Collateral Agent and appoints the Collateral Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Collateral Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with the Funding hereunder, unless the Collection Date shall have occurred, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

(e)In addition to the foregoing, the Borrower will deliver or cause to be delivered to the Collateral Agent within 90 days after the beginning of each calendar year beginning with 2013, an opinion of the counsel for Borrower, dated as of a date during such 90-day period, stating that, in the opinion of such counsel, the existing financing statement naming the Borrower as debtor and the Collateral Agent as secured party and any related continuation statement or amendment (the “Financing Statement”) will remain effective and no additional financing statements, continuation statements or amendments with respect to the Financing Statement (other than a continuation statement to be filed within the period that is six months prior to the expiration of the Financing Statement, as applicable) will be required to be filed from the date of such opinion through the date that is the one year anniversary of the date of such opinion to maintain the perfection of the security interest of the Collateral Agent as such lien otherwise exists on the date of such opinion.  Such opinion of counsel shall (i) describe the filing of any financing statements and continuation statements that will, in the opinion of such counsel, be required to preserve and protect the interest of the Collateral Agent in the Collateral, until the 90th day in the following calendar year and (ii) specify any action necessary (as of the date of such opinion) to be taken in the following calendar year to preserve perfection of such interest.

Section 13.13. Confidentiality; Tax Treatment Disclosure.  (a) Each of the Deal Agent, the Secured Parties, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Secured Parties, the Servicer, the Deal Agent, the Collateral Agent, the Backup Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by the Transaction Documents or Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Termination Events, and priority of payment provisions.

(b)Anything herein to the contrary notwithstanding, each of the Borrower and the Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Collateral Agent, the Backup Servicer or the Secured Parties by each other, or (ii) by the Deal Agent, the Lender to any of its prospective or actual assignee or participants or and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.  In addition, the Secured Parties, the Backup Servicer and the Deal Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Collateral Agent’s or Backup Servicer’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Collateral Agent or Backup Servicer or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or Backup Servicer having a need to know the same, provided that the Collateral Agent or Backup Servicer advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Transaction Documents or the Borrower or Servicer.

(d)Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided, further, that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

Section 13.14. Execution in Counterparts; Severability; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Deal Agent or the Lender.

Section 13.15. Patriot Act Compliance.  The Deal Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it and the Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Deal Agent and the Lender to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Deal Agent and the Lender.

[Remainder of Page Intentionally Left Blank.]

In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

The Borrower:

CAC Warehouse Funding LLC IV

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

CAC Warehouse Funding LLC IV

Silver Triangle Building

25505 West Twelve Mile Road

Southfield, Michigan  48034-8339

Attention: Jeff Soutar

Facsimile No.: (877) 320-1576

Confirmation No.: (248) 353-2700 (ext. 5646)

The Servicer:

Credit Acceptance Corporation

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer/Senior Vice President

CAC Warehouse Funding LLC IV

Silver Triangle Building

25505 West Twelve Mile Road

Southfield, Michigan  48034-8339

Attention: Jeff Soutar

Facsimile No.: (877) 320-1576

Confirmation No.: (248) 353-2700 (ext. 5646)

[Signatures Continued on the Following Page]

The Lender and the Collateral Agent:

Bank of Montreal

By:	/s/ Gary Herron
Name:	Gary Herron
Title:	Vice President

Bank of Montreal

115 South LaSalle Street
13th Floor
Chicago, Illinois  60603
Attention: Gary Herron
Facsimile No.: (312) 293-4948
Confirmation No.: (312) 293-4990

[Signatures Continued on the Following Page]

The Backup Servicer:

Wells Fargo Bank, National Association

By:	/s/ Marianna Stershic
Name:	Marianna C. Stershic
Title:	Vice President

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota  55479

Attention:Corporate Trust Services –

Asset-Backed Administration

Facsimile No.: (612) 667-3464

Telephone No.: (612) 667-8058

The Deal Agent:

BMO Capital Markets Corp.

By:	/s/ Matthew Peters
Name:	Matthew Peters
Title:	Managing Director

115 South LaSalle Street
13th Floor
Chicago, Illinois 60603
Attention: Matt Peters
Facsimile No.: (312) 461-4908
Telephone No.: (312) 461-3416

[Signatures Continued on the Following Page]

Exhibit A

Form of Funding Notice

Reference is made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Corp., as Deal Agent, Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.  Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.

(A)Funding Request.  The Borrower hereby requests the Funding pursuant to Section 2.1 and Section 2.3 of the Loan Agreement.

(B)Funding Information.  The Funding shall (a) take place on [__________] and (b) shall be in an amount equal to $[_______].  Such Funding shall consist of Eurodollar Loans.

(C)Representations.  The Borrower hereby represents and warrants that (i) all conditions precedent to the Funding described in Article III of the Agreement have been satisfied and (ii) no Termination Event or Unmatured Termination Event shall have occurred.  This Funding Notice has been made in accordance with the provisions of Section 2.1(a) of the Agreement.

(D)Irrevocable.  This Funding Notice shall be irrevocable.

(E)Governing Law.  This Funding Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

In Witness Whereof, the undersigned has caused this Funding Notice to be duly executed and delivered by its duly authorized officer as of the date first above written.

CAC Warehouse Funding LLC IV

By:
Name:
    Title:

Exhibit B

Form of Monthly Report

[Intentionally Omitted]

Exhibit C

Form of Hedging Agreement

[Intentionally Omitted]

Exhibit D

Form of Officer’s Certificate
as to Solvency

Exhibit E

Form of Take-Out Release

Reference is hereby made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.

Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.

Pursuant to Section 2.13(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”).  The Take-Out Date is as of [_____________________].

Pursuant to Section 2.13(a)(ii) of the Agreement, the Servicer and the Borrower hereby certify that the Borrower will have sufficient funds on the Take-Out Date to effect the Take-Out in accordance with the Agreement.

Pursuant to Section 2.13(a)(iii) of the Agreement, the Servicer and the Borrower hereby certify that after giving effect to the Take-Out and the release to the Borrower of the Loans and Related Security on the Take-Out Date, (x) the representations and warranties contained in Article IV of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.

Upon deposit in the Collection Account of $[___________] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to:

(i)the Released Loans and the Related Security, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Released Loans and the Related Security;

(ii)the security interests in the Contracts granted by Obligors pursuant to the related Released Loans and the Related Security;

(iii)all of the Borrower’s rights under (x) the Contribution Agreement and (y) each Dealer Agreement, in each case with respect to such Released Loans and the Related Security; and

(iv)the proceeds of any and all of the foregoing.

[Remainder of Page Blank.  Signature Page Follows.]

E-2

Executed as of _____________.
Credit Acceptance Corporation, as the Servicer

By:
Name:
Title:

CAC Warehouse Funding LLC IV, as the Borrower

By:
Name:
Title:

Bank of Montreal, as the Lender

By:
Name:
Title:

Bank of Montreal, as the Collateral Agent

By:
Name:
Title:

BMO Capital Markets Inc., as Deal Agent

By:
Name:
Title:

E-3

Exhibit F

Form of Contribution Agreement

[Intentionally Omitted]

Exhibit G

Form of Variable Funding Note

New York, New York
August 19, 2011

For Value Received, the undersigned, CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Borrower”), promises to pay to the order of Bank of Montreal (the “Lender”), on the date specified in Section 2.1(c) of the Loan and Security Agreement (as hereinafter defined), at Chicago, Illinois, in lawful money of the United States of America and in immediately available funds, the principal amount of up to Seventy Five Million Dollars ($75,000,000), or, if less, the Aggregate Loan Amount of the Lender to the Borrower pursuant to the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the Aggregate Loan Amount from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.

The Lender is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Lender, the date and the amount of the Revolving Loan made by the Lender, each continuation thereof, the funding period for such Revolving Loan and the date and amount of each payment or prepayment of principal thereof.  Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the Loan and Security Agreement in respect of the Aggregate Loan Amount.

This Variable Funding Note is the Note referred to in the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), the Lender, BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal, as collateral agent (in such capacity, the “Collateral Agent”), and Wells Fargo Bank, National Association, as the Backup Servicer, and is entitled to the benefits thereof.  Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.

This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.

Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement.  The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

This variable funding note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

CAC Warehouse Funding LLC IV, as Borrower

By:
Name:
Title:

G-2

Schedule 1 to

Variable Funding Note

Principal of the Revolving Loans	Interest on the Revolving Loans	Prepayment of the Revolving Loans	Notation by Date

G-3

Exhibit H

Form of Dealer Agreement

[Intentionally Omitted]

Exhibit I

Forms of Contracts

[Intentionally Omitted]

Exhibit J

Form of Purchase Agreement

[Intentionally Omitted]

Schedule I

Condition Precedent Documents1

Condition Precedent Documents	Responsible Party

1To Insert Closing List

Schedule II

Credit Guidelines and Collection Guidelines

[On File with Servicer]

Schedule III

Tradenames, Fictitious Names and “Doing Business As” Name

None.

Schedule IV

Location of Records and Contract Files

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, MI  48034

Schedule V
List of Loans, Contracts, Dealer Agreements and Pools

[Disc on File with Lender]

Schedule VI

Forecasted Collections

[Intentionally Omitted]